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This filing is made pursuant to Rule 424(b)(5)
under the Securities Act of 1933 in connection with
Registration Nos. 333-113032 and 333-102073

P R O S P E C T U S  S U P P L E M E N T
(To Prospectus dated March 23, 2004)

4,000,000 Shares

7.375% Monthly Income Class D Cumulative Redeemable Preferred Stock
(Liquidation Preference $25 Per Share)

        We will pay monthly cumulative dividends, in arrears, on the Class D preferred stock from the date of original issuance. The Class D preferred stock will not be redeemable before May 27, 2009, except under circumstances intended to preserve our status as a real estate investment trust for federal and/or state income tax purposes. Beginning May 27, 2009, we may redeem any or all of the shares of the Class D preferred stock at $25 per share plus any accrued and unpaid dividends. The shares of Class D preferred stock have no stated maturity, are not subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless we redeem or otherwise repurchase them.

        Realty Income Corporation, The Monthly Dividend Company®, is a Maryland corporation organized to operate as an equity real estate investment trust, or REIT. We are a fully integrated, self-administered real estate company with in-house acquisition, leasing, legal, retail and real estate research, portfolio management and capital markets expertise. As of December 31, 2003, we owned a diversified portfolio of 1,404 retail properties located in 48 states with over 11.3 million square feet of leasable space leased to 85 different retail chains doing business in 28 separate retail industries.

        Currently no market exists for the Class D preferred stock. We intend to file an application to list the Class D preferred stock on the New York Stock Exchange. If the application is approved, trading of the Class D preferred stock on the NYSE is expected to begin within 30 days after the date of initial issuance of the Class D preferred stock.

        Investing in the Class D preferred stock involves risks that are described in the "Risk Factors" section beginning on page S-6 of this prospectus supplement and on page 4 of the accompanying prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price(1)	$25.00	$100,000,000
Underwriting discount	$0.7875	$3,150,000
Proceeds, before expenses, to Realty Income Corporation	$24.2125	$96,850,000

(1)
Plus accrued dividends from May 27, 2004, if settlement occurs after that date.

        The underwriters may also purchase up to an additional 200,000 shares of Class D preferred stock from us within 30 days from the date of this prospectus supplement to cover overallotments, if any.

        The shares of Class D preferred stock will be ready for delivery on or about May 27, 2004.

Joint Book-Running Managers
Citigroup	Merrill Lynch & Co.	Wachovia Securities

Co-Lead Manager
Credit Suisse First Boston

A.G. Edwards	Raymond James	RBC Capital Markets
BB&T Capital Markets
Crowell, Weedon & Co.
Ferris, Baker Watts
Incorporated
Piper Jaffray

May 6, 2004

Prospectus Supplement

Prospectus

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

PROSPECTUS SUPPLEMENT SUMMARY

        This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference herein and therein, including the financial statements and related notes, before making an investment decision. Unless this prospectus supplement otherwise indicates or the context otherwise requires, the terms "Realty Income," "our" and "we" as used in this prospectus supplement refer to Realty Income Corporation and its subsidiaries on a consolidated basis. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the overallotment option granted to the underwriters is not exercised, and information relating to our properties excludes properties owned by our subsidiary Crest Net Lease, Inc., which we refer to as Crest Net.

        In this prospectus supplement, we sometimes refer to the 7.375% Monthly Income Class D Cumulative Redeemable Preferred Stock we are offering as the Class D preferred stock, and we sometimes refer to our outstanding 9.375% Class B Cumulative Redeemable Preferred Stock and our outstanding 9.50% Class C Cumulative Redeemable Preferred Stock as the Class B preferred stock and the Class C preferred stock, respectively.

Realty Income

        Realty Income is organized to operate as an equity real estate investment trust, commonly referred to as a REIT. Our primary business objective is to generate dependable monthly dividends from a consistent and predictable level of funds from operations, or FFO, per share. Additionally, we seek to increase distributions to stockholders and FFO per share through both active portfolio management and the acquisition of additional properties.

        We are a fully integrated, self-administered real estate company with in-house acquisition, leasing, legal, retail and real estate research, portfolio management and capital markets expertise. As of December 31, 2003, we owned a diversified portfolio of 1,404 retail properties located in 48 states, with over 11.3 million square feet of leasable space leased to 85 different retail chains doing business in 28 separate retail industries.

Recent Developments

First Quarter Operating Results

        Funds from operations, or FFO, for the quarter ended March 31, 2004 increased 31.1% to $30.8 million as compared to $23.5 million for the same quarter in 2003. On a diluted per common share basis, FFO increased 20.9% to $0.81 per share for the first quarter of 2004 compared to $0.67 per share for the same period in 2003. We define FFO consistently with the National Association of Real Estate Investment Trust's definition, as net income available to common stockholders, plus depreciation and amortization of assets uniquely significant to the real estate industry, reduced by gains and increased by losses on (i) sales of investment property and (ii) extraordinary items. We consider FFO, which is not a financial measure defined under generally accepted accounting principals, or GAAP, to be an appropriate supplemental measure of a real estate investment trust's operating performance as it excludes non-cash items such as depreciation.

        Net income available to common stockholders for the quarter ended March 31, 2004 was $22.4 million as compared to $15.6 million for the same period in 2003. On a diluted per common share basis, net income for the first quarter of 2004 was $0.59 per share as compared to $0.45 per share for the same period in 2003. The calculation to determine net income for a real estate company includes gains and losses from the sale of investment properties. The amount of gains and losses varies from quarter to quarter according to the timing of property sales. This variance can significantly impact net income. Please see our Form 8-K filed with the Securities and Exchange Commission, or SEC, on May 5, 2004 for a reconciliation of net income to common stockholders (which we believe is the GAAP measure most comparable to FFO) to FFO.

        In March 2004, we announced an increase in the amount of the monthly dividend on our common stock. The amount of the monthly dividend was increased to $0.20125 per common share from $0.20 per share, for an annualized dividend amount of $2.415 per common share.

        Our Class B preferred stock is subject to redemption at our option, in whole or from time to time in part, beginning May 25, 2004 and our Class C preferred stock is subject to redemption at our option, in whole or from time to time in part, beginning July 30, 2004. The redemption price of the Class B preferred stock and the Class C preferred stock is $25.00 per share plus accrued and unpaid dividends to the redemption date. On May 5, 2004, we announced that we intend to redeem all 2,745,700 outstanding shares of Class B preferred stock on June 7, 2004. We intend to pay the redemption price of the Class B preferred stock with a portion of the net proceeds from this offering. At the time of redemption of the Class B preferred stock, we will incur a one-time, non-cash charge of approximately $2.4 million. Accordingly, assuming we redeem the Class B preferred stock on June 7, 2004, this charge will be reflected in our results of operations for the second quarter of 2004. We are considering, but have made no final decision regarding, the redemption of the Class C preferred stock. If we elect to redeem all 1,380,000 outstanding shares of our Class C preferred stock, we will incur a one-time, non-cash charge of approximately $1.4 million at the time of redemption. These non-cash charges would be to reclassify the original issuance cost of the Class B or Class C preferred stock to preferred stock dividends.

        The SEC, in a comment letter to us regarding our Annual Report on Form 10-K for the year ended December 31, 2003, indicated that properties held for sale and sold by Crest Net should possibly be classified as discontinued operations in our consolidated financial statements. We have not historically classified these properties as discontinued operations. However, following discussions with the staff of the SEC, we have decided to classify Crest Net's properties as discontinued operations in our financial statements, commencing with the financial statements to be included in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 that we expect to file with the SEC on May 10, 2004. As a result, some of the amounts in the following line items in our consolidated statements of income will, to the extent they reflect Crest Net's operating results, be reclassified to discontinued operations: rental revenue, gain on sales of real estate acquired for resale, other revenue, interest expense, general and administrative expenses, property expenses and income taxes. These adjustments will result in a decrease in our reported total revenues and total and per share income from continuing operations, and an increase in our income from discontinued operations. However, our total and per share FFO and net income available to common stockholders will not be affected by the reclassification of the activities of Crest Net as discontinued operations. For example, for the quarter ended March 31, 2004, we previously announced total revenue of $47.5 million, income from continuing operations of $23.3 million, and income from discontinued operations of $1.5 million. Following this reclassification, for the first quarter of 2004, total revenues will decrease to $42.4 million and income from continuing operations will decrease to $20.0 million, while our income from discontinued operations will increase to $4.8 million. Our total and per share FFO and net income available to common stockholders for the first quarter of 2004 will remain unchanged from the amounts we previously announced.

Issuance of Common Stock

        During the first quarter of 2004, we issued and sold 1.6 million shares of our common stock. The net proceeds of approximately $67.9 million were used to repay a portion of the borrowings outstanding under our $250 million unsecured acquisition credit facility.

Recent Acquisition and Disposition Activity

        During the first quarter of 2004, Realty Income and its wholly-owned subsidiary, Crest Net, invested $114.6 million in 128 new properties and properties under development. Realty Income invested $104.5 million in 115 new properties and properties under development. The 115 new properties are located in 12 states and are 100% leased under net-lease agreements with an initial average lease length of 16.6 years. They are leased to four different retail chains in the convenience store and restaurant industries. In addition, Crest Net invested $10.1 million in 13 properties and properties under development during the first quarter of 2004.

        During the first quarter of 2004, Realty Income, excluding Crest Net, sold nine properties for $6.0 million, which resulted in a gain on sales of $1.4 million. The properties sold consisted of seven child care properties and two restaurant properties. The proceeds were or will be used to pay down our acquisition credit facility and invest in new properties. During the same quarter, Crest Net sold 19 properties for $31.0 million and reported a gain on sale of $4.1 million.

The Offering

Issuer	Realty Income Corporation.
Securities Offered	4,000,000 shares of 7.375% Monthly Income Class D Cumulative Redeemable Preferred Stock, plus up to an additional 200,000 shares if the underwriters exercise their overallotment option in full.
Dividends
Investors will be entitled to receive cumulative cash dividends at a rate of 7.375% per annum of the $25.00 per share liquidation preference (equivalent to $1.84375 per annum per share). Dividends will be payable monthly in arrears on the 15th day of each month (or, if the 15th day of the month is not a business day, on the next business day), commencing July 15, 2004. Dividends will be cumulative from the date of original issuance, which is expected to be May 27, 2004. Because the first dividend payment date is July 15, 2004, the dividend payable on each share of Class D preferred stock on that date will be approximately $0.24583, which is more than the amount of a regular monthly dividend, and that dividend will be paid to the persons who are the holders of record of the Class D preferred stock at the close of business on the corresponding record date, which will be July 1, 2004.
Maturity
The Class D preferred stock does not have any maturity date nor are we required to redeem or otherwise repurchase the Class D preferred stock. Accordingly, the Class D preferred stock will remain outstanding unless we decide to redeem or otherwise repurchase it. In addition, we are not required to set aside funds to redeem the Class D preferred stock.

Optional Redemption
The Class D preferred stock is not redeemable by us prior to May 27, 2009, except under circumstances intended to preserve our status as a real estate investment trust for federal and/or state income tax purposes. On and after May 27, 2009 we may, at our option, redeem the Class D preferred stock, in whole or from time to time in part, for cash at a redemption price equal to $25.00 per share, plus, subject to exceptions, any accrued and unpaid dividends to the date of redemption. See "Description of Class D Preferred Stock—Optional Redemption."
Liquidation Preference
If we liquidate, dissolve or wind up, holders of the Class D preferred stock will have the right to receive $25.00 per share, plus any accrued and unpaid dividends to the date of payment, before any payment is made to the holders of our common stock. See "Description of Class D Preferred Stock—Liquidation Preference."
Rank
The Class D preferred stock will rank senior to our common stock, and on a parity with our outstanding Class B and Class C preferred stock, with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up. See "Description of Class D Preferred Stock—Rank."
Voting Rights
Holders of Class D preferred stock will generally have no voting rights. However, if we do not pay dividends on the Class D preferred stock for 18 or more monthly dividend periods (whether or not consecutive), the holders of the Class D preferred stock (voting separately as a class with the holders of all other classes or series of our preferred stock, which may include the Class B and Class C preferred stock, upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our board of directors until we pay all dividends which we owe on the Class D preferred stock. In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Class D preferred stock is required for us to authorize or issue any class or series of stock ranking prior to the Class D preferred stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up, to amend any provision of our charter so as to materially and adversely affect any rights of the Class D Preferred Stock or to take certain other actions. See "Description of Class D Preferred Stock—Voting Rights."

Listing
Currently no market exists for the Class D preferred stock. We intend to file an application to list the Class D preferred stock on the New York Stock Exchange, or NYSE. If approved for listing, we expect that trading on the NYSE will commence within 30 days after the date of initial issuance of the Class D preferred stock. The underwriters have advised us that they intend to make a market in the Class D preferred stock prior to the commencement of any trading on the NYSE. However, the underwriters have no obligation to do so, and we cannot assure you that a market for the Class D preferred stock will develop prior to commencement of trading on the NYSE or, if developed, will be maintained or will provide you with adequate liquidity.
Restrictions on Ownership and Transfer
The Class D preferred stock will be subject to certain restrictions on ownership and transfer intended to assist us in maintaining our status as a REIT for United States federal income tax purposes. For example, the terms of the Class D preferred stock will restrict any person from acquiring actual or constructive ownership of more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding Class D preferred shares. See "Description of Class D Preferred Stock—Restrictions on Ownership and Transfer."
Conversion	The Class D preferred stock will not be convertible into or exchangeable for any other property or securities.
Use of Proceeds
We intend to use approximately $69.8 million of the net proceeds from the offering of the Class D preferred stock to redeem all of our outstanding Class B preferred stock, and the remaining net proceeds to repay borrowings outstanding under our $250 million acquisition credit facility and for other general corporate purposes.
Risk Factors
An investment in the Class D preferred stock involves various risks and prospective investors should carefully consider the matters discussed under "Risk Factors" in this prospectus supplement and the accompanying prospectus, as well as the other risks described in this prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference in the accompanying prospectus before making a decision to invest in the Class D preferred stock.

RISK FACTORS

        In evaluating an investment in our preferred stock, you should carefully consider the following risk factors and the risk factors described in the accompanying prospectus under the caption "Risk Factors," in addition to the other risks and uncertainties described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein, including the information appearing under the heading "Business—Other Items" in our Annual Report on Form 10-K for the year ended December 31, 2003. As used under this caption "Risk Factors," references to our capital stock include both our common stock and any class or series of our preferred stock, including the Class D preferred stock offered by this prospectus supplement, and references to our stockholders include holders of our common stock and any class or series of our preferred stock, in each case unless otherwise expressly stated or the context otherwise requires.

Increases in market interest rates may adversely affect the price of our Class D preferred stock.

        One of the factors that influences the price of our Class D preferred stock in public trading markets is the annual yield from distributions on our Class D preferred stock as compared to yields on other financial instruments. Thus, an increase in market interest rates generally will result in higher yields on other financial instruments, which could adversely affect the market price of our Class D preferred stock.

We are subject to risks associated with debt financing.

        Although we intend to apply a portion of the net proceeds from the sale of the Class D preferred stock offered hereby to repay borrowings outstanding under our $250 million acquisition credit facility, we intend to incur additional indebtedness in the future, including additional borrowings under our $250 million credit facility. At May 3, 2004, we had borrowings of approximately $22.8 million outstanding under our $250 million acquisition credit facility and $110 million in aggregate principal amount of our 7 3/4% Notes due 2007, $100 million in aggregate principal amount of our 8 1/4% Monthly Income Senior Notes due 2008, $20 million in aggregate principal amount of our 8% Notes due 2009, $100 million in aggregate principal amount of our 5 3/8% Senior Notes due 2013 and $150 million in aggregate principal amount of our 5 1/2% Senior Notes due 2015 were outstanding. As a result, we will be subject to risks associated with debt financing, including the risk that our cash flow could be insufficient to meet required payments on our debt, particularly in light of the fact that the interest rate on our credit facility is variable and could increase over time, and the risk that we may be unable to refinance or repay our debt as it comes due. In addition, our credit facility contains financial covenants that could limit the amount of distributions payable by us on our capital stock, including the Class D preferred stock, in the event of a deterioration in our results of operations or financial condition and further provides that, in the event of a failure to pay principal or interest on borrowings thereunder when due (subject to any applicable grace period), we and our subsidiaries may not pay any dividends on our capital stock, including the Class D preferred stock. If this were to occur, it would likely have a material adverse effect on the market price of our Class D preferred stock and could have a material adverse effect on the value of our debt securities.

        In addition, as of May 3, 2004, we had 2,745,700 shares of Class B preferred stock and 1,380,000 shares of Class C preferred stock outstanding, the holders of which are entitled to receive annual dividends, when, as and if authorized by our board of directors, at the rate of $2.34375 per annum per share and $2.375 per annum per share, respectively. As a result, we are subject to risks associated with preferred stock financing, including the risk that our cash flow will be insufficient to pay dividends on our preferred stock, including the Class D preferred stock offered by this prospectus supplement.

Our business operations may not generate the cash needed to make distributions on our capital stock or to service our indebtedness.

        Our ability to make distributions on our common stock and preferred stock, including the Class D preferred stock, and payments on our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to make distributions on our common stock and preferred stock, to pay our indebtedness or to fund our other liquidity needs.

Matters pertaining to particular properties and tenants.

        Twenty-three of our properties were available for sale or lease at March 31, 2004, 22 of which are single-tenant properties and one of which is a multi-tenant property. Thirteen of the properties had been previously leased to child care operators, three to restaurant operators, two to automotive services operators, two to home furnishings store operators, one to a pet supplies and services store operator, one to a shoe store operator and one (which is a multi-tenant property) to a grocery store operator. At March 31, 2004, 19 of our properties under lease were unoccupied and available for sublease by the tenants, all of which were current with their rent and other obligations.

        For the quarter ended March 31, 2004, our tenants in the convenience store, child care and restaurant industries accounted for approximately 17.0%, 15.5% and 10.1%, respectively, of our rental revenue. A downturn in any of these industries generally, whether nationwide or limited to specific sectors of the United States, could adversely affect tenants in those industries, which in turn could have a material adverse effect on our financial position and results of operations and our ability to pay the principal of and interest on our debt securities and other indebtedness and to make distributions to our stockholders. Individually, each of the other industries in our property portfolio accounted for less than 10% of our rental revenue for the quarter ended March 31, 2004. In addition, a substantial number of our properties are leased to middle market retail chains which generally have more limited financial and other resources than certain upper market retail chains, and therefore are more likely to be adversely affected by a downturn in their respective businesses or in the regional or national economy.

The Class D preferred stock is a new issue of securities and does not have an established trading market, which may negatively affect its value and your ability to transfer and sell your shares.

        The Class D preferred stock is a new issue of securities and currently no market exists for the Class D preferred stock. We intend to file an application to list the Class D preferred stock on the NYSE. However, we cannot assure you that the Class D preferred stock will be approved for listing on the NYSE. Even if so approved, trading of the Class D preferred stock on the NYSE is not expected to begin until some time during the period ending 30 days after the date of initial issuance of the Class D preferred stock and, in any event, we cannot assure you that a trading market on the NYSE for the Class D preferred stock will develop or, even if one develops, that it will be maintained or will provide you with adequate liquidity. As a result, the ability to transfer or sell the Class D preferred stock and the amount you receive upon any sale or transfer of the Class D preferred stock could be adversely affected. We have been advised by the underwriters that they intend to make a market in the Class D preferred stock prior to the commencement of trading on the NYSE. However, the underwriters have no obligation to do so and may discontinue any market making in the Class D preferred stock at any time without notice. Accordingly, we cannot assure you that a market for the Class D preferred stock will develop prior to the commencement of trading on the NYSE or, if a market develops, that it will be maintained or will provide you with adequate liquidity.

The value of the Class D preferred stock could be substantially affected by various factors.

        The value of the Class D preferred stock will depend on many factors, which may change from time to time, including:

  •
  prevailing interest rates, increases in which may have an adverse effect on the value of the Class D preferred stock;

  •
  the market for similar securities issued by REITs;

  •
  general economic and financial market conditions;

  •
  the financial condition, performance and prospects of us and our competitors;

  •
  changes in financial estimates or recommendations by securities analysts with respect to us, our competitors or our industry;

  •
  changes in our credit ratings; and

  •
  actual or anticipated variations in quarterly operating results.

As a result of these and other factors, investors who purchase Class D preferred stock in this offering may experience a decrease, which could be substantial, in the value of those shares, including decreases unrelated to our operating performance or prospects.

SELECTED FINANCIAL INFORMATION

        The following information is unaudited and was derived from our consolidated financial statements. The information is only a summary and does not provide all of the information contained in our consolidated financial statements, including the related notes, Management's Discussion and Analysis of Financial Condition and Results of Operations, and Quantitative and Qualitative Disclosures about Market Risk, which are part of our Annual Report on Form 10-K for the year ended December 31, 2003, incorporated by reference in the accompanying prospectus. You should read our financial statements and other information filed with the SEC, as well as the information appearing under "Prospectus Supplement Summary—Recent Developments."

	Year Ended December 31,
	2003	2002	2001	2000	1999
	(dollars in thousands, except per share data)
Total assets (book value)	$1,360,257	$1,080,230	$1,003,708	$934,766	$905,404
Cash and cash equivalents	4,837	8,921	2,467	3,815	773
Lines of credit and notes payable	506,400	339,700	315,300	404,000	349,200
Total liabilities	532,491	357,775	331,915	419,197	370,573
Total stockholders' equity	827,766	722,455	671,793	515,569	534,831
Net cash provided by operating activities	73,957	124,807	90,035	56,590	72,154
Net change in cash and cash equivalents	(4,084)	6,454	(1,348)	3,042	(1,760)
Total revenue	156,114	137,722	120,123	111,674	97,863
Income from operations	79,209	70,372	52,635	42,872	40,011
Gain on sales of investment properties	—	340	10,478	6,712	1,301
Income from continuing operations	79,209	70,712	63,113	49,584	41,312
Income from discontinued operations	7,226	7,955	4,445	5,204	5,284
Net income	86,435	78,667	67,558	54,788	46,241
Preferred stock dividends	(9,713)	(9,713)	(9,712)	(9,712)	(5,229)
Net income available to common stockholders	76,722	68,954	57,846	45,076	41,012
Distributions paid to common stockholders	83,842	78,042	64,871	58,262	55,925
Basic net income per common share	2.16	2.03	1.98	1.69	1.53
Diluted net income per common share	2.15	2.03	1.98	1.69	1.53
Distributions paid per common share	2.3625	2.3025	2.2425	2.1825	2.0850
Distributions declared per common share	2.3675	2.3075	2.2475	2.1875	2.0950
Basic weighted average number of common shares outstanding	35,564,141	33,933,749	29,225,359	26,684,598	26,822,285
Diluted weighted average number of common shares outstanding	35,611,314	33,988,157	29,281,120	26,700,806	26,826,090

RATIOS OF EARNINGS TO FIXED CHARGES

        The following table sets forth the ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown. The ratios of earnings to fixed charges were computed by dividing our earnings by our fixed charges. For this purpose, earnings consist of net income before interest expense. Fixed charges consist of interest costs (including capitalized interest) and the amortization of debt issuance costs. In computing the ratios of earnings to combined fixed charges and preferred stock dividends, preferred stock dividends consist of dividends on our Class B preferred stock and Class C preferred stock.

	Year Ended December 31,
	1999		2000		2001		2002		2003
Ratio of Earnings to Fixed Charges	2.7	x	2.6	x	3.5	x	4.3	x	4.1	x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	2.3	x	2.0	x	2.6	x	3.0	x	3.0	x

USE OF PROCEEDS

        We estimate the net proceeds from the sale of Class D preferred stock offered by this prospectus supplement, after deducting the underwriting discount and other estimated expenses payable by us, will be approximately $96.4 million, or approximately $101.2 million if the underwriters' overallotment option is exercised in full. We intend to use approximately $69.8 million of the net proceeds from the offering of the Class D preferred stock to redeem all of our outstanding Class B preferred stock, and the remaining net proceeds to repay borrowings outstanding under our $250 million acquisition credit facility and for other general corporate purposes. At May 3, 2004, we had outstanding borrowings under this revolving credit facility of approximately $22.8 million with an effective interest rate of 2.0%. These borrowings were generally used to acquire properties. The $250 million credit facility is a revolving, unsecured acquisition credit facility and expires in October 2005. Borrowings under the $250 million credit facility currently bear interest at a spread of 0.9% over the London Interbank Offered Rate, although the credit facility offers us other interest rate options. Borrowings we repay under our $250 million credit facility may be reborrowed, subject to customary conditions.

        Pending application of the net proceeds for the purposes described above, we intend to temporarily invest the net proceeds in short-term government securities.

CAPITALIZATION

        The following table sets forth our capitalization as of December 31, 2003:

  •
  on an actual basis;

  •
  on a pro forma basis to give effect to borrowings of approximately $100.5 million made under our $250 million acquisition credit facility during the first quarter of 2004 and used to acquire properties, the issuance and sale of 1,600,000 shares of our common stock in March 2004 and the application of the net proceeds of approximately $67.9 million from that offering to repay a portion of the borrowings under our $250 million acquisition credit facility (including borrowings made during the first quarter of 2004 as described above), as if those transactions had occurred as of December 31, 2003; and

  •
  on a pro forma as adjusted basis to give effect to the transactions described in the immediately preceding bullet point, the issuance and sale of the Class D preferred stock in this offering, the application of approximately $69.8 million of the net proceeds from this offering to redeem all of our outstanding shares of Class B preferred stock and the application of $22.8 million of the net proceeds from this offering to repay a portion of the borrowings under our $250 million acquisition credit facility, as if those transactions had occurred as of December 31, 2003.

        This table should be read in conjunction with "Use of Proceeds," "Selected Financial Information," and the other information and financial statements included and incorporated by reference in this prospectus supplement and the accompanying prospectus. The pro forma and pro forma as adjusted data in this table is presented for illustrative purposes only and does not purport to reflect what our actual capitalization would have been had the transactions reflected in that data occurred on December 31, 2003 or our future capitalization.

	As of December 31, 2003
	Actual	Pro Forma	Pro Forma As Adjusted
	(dollars in thousands) (unaudited)
Debt
$250 million credit facility(1)	$26,400	$59,000	$36,200
Notes due 2007	110,000	110,000	110,000
Notes due 2008	100,000	100,000	100,000
Notes due 2009	20,000	20,000	20,000
Notes due 2013	100,000	100,000	100,000
Notes due 2015	150,000	150,000	150,000

Total debt	506,400	539,000	516,200

Stockholders' Equity
Preferred stock and paid in capital, $1.00 par value per share, 20,000,000 shares authorized, 4,125,700 shares issued and outstanding actual and pro forma; and 5,380,000 shares issued and outstanding pro forma as adjusted
—Class A Junior Participating Preferred Stock, no shares issued and outstanding	—	—	—
—9.375% Class B Cumulative Redeemable Preferred Stock (liquidation preference $25.00 per share), 2,745,700 shares issued and outstanding actual and pro forma; and no shares issued and outstanding pro forma as adjusted	66,283	66,283	—
—9.50% Class C Cumulative Redeemable Preferred Stock (liquidation preference $25.00 per share), 1,380,000 shares issued and outstanding actual, pro forma and pro forma as adjusted	33,085	33,085	33,085
—7.375% Monthly Income Class D Cumulative Redeemable Preferred Stock (liquidation preference $25.00 per share), no shares issued and outstanding actual and pro forma; and 4,000,000 shares issued and outstanding pro forma as adjusted	—	—	96,350
Common stock and paid in capital, $1.00 par value per share, 100,000,000 shares authorized, 37,909,086 shares issued and outstanding actual; and 39,509,086 shares issued and outstanding pro forma; and pro forma as adjusted	969,030	1,036,905	1,036,905
Distributions in excess of net income	(240,632)	(240,632)	(240,632)

Total stockholders' equity	827,766	895,641	925,708

Total capitalization	$1,334,166	$1,434,641	$1,441,908

(1)
At May 3, 2004, we had borrowings of approximately $22.8 million outstanding under our $250 million credit facility.

PROPERTIES

        As of December 31, 2003, we owned a diversified portfolio:

  •
  Of 1,404 properties;

  •
  With a lease rate of 98.1%, or 1,378 of the 1,404 properties;

  •
  Leased to 85 different retail chains doing business in 28 separate retail industries;

  •
  Located in 48 states;

  •
  With over 11.3 million square feet of leasable space; and

  •
  With an average leasable retail space of 8,100 square feet.

        Of the 1,404 properties in our portfolio as of December 31, 2003, 1,399, or 99.6%, were single-tenant retail properties and five were multi-tenant properties. As of December 31, 2003, 1,374, or 98.2%, of the 1,399 single-tenant properties were net leased with a weighted average remaining lease term (excluding rights to extend a lease at the option of the tenant) of approximately 11.8 years.

        In addition to our real estate portfolio, at December 31, 2003, our subsidiary, Crest Net Lease, Inc. owned 37 properties it had acquired for an aggregate of $55.3 million. These properties are held for sale.

        We typically acquire, and then lease back, retail store locations from chain store operators, providing capital to the operators for continued expansion and other corporate purposes. Our acquisition and investment activities are concentrated in well-defined target markets and generally focus on middle-market retailers providing goods and services intended to satisfy basic consumer needs.

        Our net-lease agreements generally:

  •
  Are for initial terms of 15 to 20 years;

  •
  Require the tenant to pay minimum monthly rents and property operating expenses (taxes, insurance and maintenance); and

  •
  Provide for future rent increases (typically subject to ceilings) based on increases in the consumer price index or fixed increases, or additional rent calculated as a percentage of the tenants' gross sales above a specified level.

        We believe that the long-term ownership of an actively managed, diversified portfolio of retail properties under long-term, net-lease agreements can produce consistent, predictable income. We also believe that a portfolio of long-term leases that requires tenants to be responsible for property operating expenses generally produces a more predictable income stream than many other types of real estate portfolios, while continuing to offer the potential for growth in rental income.

        Our net-leased retail properties are primarily leased to regional and national retail chain store operators. Generally, our properties contain single-story buildings with adequate parking on site to accommodate peak retail traffic periods. The properties tend to be on major thoroughfares with relatively high traffic counts and adequate access, egress and proximity to a sufficient population base to constitute a suitable market or trade area for the retailer's business.

        The following table sets forth certain information regarding our properties classified according to the business of the respective tenants, expressed as a percentage of our total rental revenue.

	Percentage of Rental Revenue For the Years Ended December 31,(1)
Industry
	2003	2002	2001	2000	1999
Apparel stores	2.1%	2.3%	2.4%	2.4%	3.8%
Automotive collision services	0.3	—	—	—	—
Automotive parts	4.5	4.9	5.7	6.0	6.3
Automotive service	8.3	7.0	5.7	5.8	6.6
Automotive tire services	3.1	2.7	2.6	2.3	2.3
Book stores	0.4	0.4	0.4	0.5	0.5
Business services	0.1	0.1	0.1	0.1	0.1
Child care	17.8	20.8	23.9	24.7	25.3
Consumer electronics	3.0	3.3	4.0	4.9	4.4
Convenience stores	13.3	9.1	8.4	8.4	7.2
Craft and novelty	0.6	0.4	0.4	0.4	0.4
Drug stores	0.2	0.2	0.2	0.2	0.2
Entertainment	2.6	2.3	1.8	2.0	1.2
Equipment rental services	0.2	—	—	—	—
General merchandise	0.5	0.5	0.6	0.6	0.6
Grocery stores	0.4	0.5	0.6	0.6	0.5
Health and fitness	3.8	3.8	3.6	2.4	0.6
Home furnishings	4.9	5.4	6.0	5.8	6.5
Home improvement	1.1	1.2	1.3	2.0	3.6
Office supplies	1.9	2.1	2.2	2.3	2.6
Pet supplies and services	1.7	1.7	1.6	1.5	1.1
Private education	1.2	1.3	1.5	1.4	1.2
Restaurants	11.8	13.5	12.2	12.3	13.3
Shoe stores	0.9	0.8	0.7	0.8	1.1
Sporting goods	3.8	4.1	0.9	—	—
Theaters	4.1	3.9	4.3	2.7	0.6
Travel plazas	0.3	—	—	—	—
Video rental	3.3	3.3	3.7	3.9	4.3
Other	3.8	4.4	5.2	6.0	5.7

Totals	100.0%	100.0%	100.0%	100.0%	100.0%

(1)
Includes rental revenue for all properties owned by Realty Income at the end of each period presented (including revenue from properties reclassified to discontinued operations) and excludes properties owned by our subsidiary, Crest Net.

        The following table sets forth certain information regarding the timing of the initial lease term expirations (excluding rights to extend a lease at the option of the tenant) on our 1,374 net leased, single-tenant retail properties at December 31, 2003 (dollars in thousands):

Year	Number of Leases Expiring(1)	Rental Revenue for the Quarter Ended December 31, 2003(2)	Percentage of Rental Revenue(2)
2004	124	$2,727	7.0%
2005	75	1,447	3.7
2006	91	2,132	5.5
2007	120	2,235	5.7
2008	97	2,169	5.6
2009	39	851	2.2
2010	38	903	2.3
2011	38	1,539	3.9
2012	47	1,565	4.0
2013	76	3,458	8.8
2014	37	1,651	4.2
2015	39	1,154	3.0
2016	14	382	1.0
2017	20	1,484	3.8
2018	22	591	1.5
2019	50	2,297	5.9
2020	10	916	2.3
2021	95	3,618	9.3
2022	96	2,582	6.6
2023	232	4,295	11.0
2024	2	97	0.2
2026	2	93	0.2
2028	2	54	0.1
2033	3	324	0.8
2034	2	208	0.5
2037	3	337	0.9

Totals	1,374	$39,109	100.0%

(1)
Excludes properties owned by our subsidiary, Crest Net. The lease expirations for properties under construction are based on the estimated date of completion of such properties.

(2)
Includes rental revenue of $74 from properties reclassified to discontinued operations and excludes revenues of $1,306 from four multi-tenant properties and from 26 vacant and unleased properties (one of which is a multi-tenant property) at December 31, 2003 and revenue of $1,266 from properties owned by our subsidiary, Crest Net.

        The following table sets forth certain state-by-state information regarding Realty Income's property portfolio as of December 31, 2003 (dollars in thousands):

State	Number of Properties(1)	Percent Leased	Approximate Leasable Square Feet(1)	Rental Revenue for the Quarter Ended December 31, 2003(2)	Percentage of Rental Revenue for the Quarter Ended December 31, 2003(2)
Alabama	14	100%	137,600	$346	0.8%
Alaska	2	100	128,500	251	0.6
Arizona	31	97	211,600	890	2.2
Arkansas	8	100	48,800	238	0.6
California	61	100	1,057,100	3,837	9.5
Colorado	44	95	311,700	1,003	2.5
Connecticut	16	100	245,600	925	2.3
Delaware	16	100	29,100	338	0.8
Florida	90	99	1,159,300	4,171	10.3
Georgia	100	98	625,500	2,294	5.7
Idaho	11	100	52,000	204	0.5
Illinois	45	96	364,000	1,158	2.9
Indiana	27	96	150,100	524	1.3
Iowa	9	100	57,600	152	0.4
Kansas	22	91	201,300	528	1.3
Kentucky	13	100	43,600	274	0.7
Louisiana	7	100	47,100	190	0.5
Maryland	24	100	207,600	957	2.4
Massachusetts	37	100	203,100	874	2.2
Michigan	13	100	81,600	324	0.8
Minnesota	20	95	235,400	513	1.3
Mississippi	21	90	174,000	413	1.0
Missouri	34	97	235,400	692	1.7
Montana	2	100	30,000	80	0.2
Nebraska	10	100	91,200	315	0.8
Nevada	10	100	100,700	435	1.1
New Hampshire	9	100	55,200	195	0.5
New Jersey	25	100	132,100	1,012	2.5
New Mexico	5	100	46,000	129	0.3
New York	24	100	265,600	1,398	3.4
North Carolina	41	100	221,100	1,158	2.9
North Dakota	1	100	22,000	17	*
Ohio	76	99	510,000	1,789	4.4
Oklahoma	17	100	94,300	357	0.9
Oregon	19	100	267,100	629	1.5
Pennsylvania	58	100	356,000	1,535	3.8
Rhode Island	1	100	3,500	29	0.1
South Carolina	46	98	136,900	980	2.4
South Dakota	1	100	6,500	24	0.1
Tennessee	98	99	462,400	1,876	4.6
Texas	173	97	1,634,100	4,064	10.1
Utah	7	86	43,300	109	0.3
Vermont	1	100	2,500	22	0.1
Virginia	55	100	412,600	1,966	4.8
Washington	38	100	250,900	735	1.8
West Virginia	2	100	16,800	40	0.1
Wisconsin	16	88	162,300	346	0.8
Wyoming	4	100	20,100	79	0.2

Totals/Average	1,404	98%	11,350,800	$40,415	100.0%

*
Less than 0.1%

(1)
Excludes properties owned by our subsidiary, Crest Net.

(2)
Includes rental revenue for all properties owned by Realty Income at December 31, 2003 (including revenue from properties reclassified to discontinued operations of $74) and excludes revenue of $1,266 from properties owned by Crest Net.

DESCRIPTION OF CLASS D PREFERRED STOCK

        This description of the particular terms of the Class D preferred stock supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus, to which description reference is hereby made. As used under this caption "Description of Class D Preferred Stock," references to "Realty Income," "our" and "we" mean Realty Income Corporation excluding its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

General

        Pursuant to our charter, we are authorized to issue up to 20,000,000 shares of preferred stock, $1.00 par value per share, in one or more series, with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to transferability, dividends or other distributions, qualifications and terms and conditions of redemption as our board of directors may determine without any vote or action by our stockholders. As of the date of this prospectus supplement, 2,745,700 shares of Class B preferred stock and 1,380,000 shares of Class C preferred stock are outstanding, and our board of directors has authorized the issuance of 1,000,000 shares of our Class A Junior Participating Preferred Stock (the "Class A preferred stock") pursuant to our stockholder rights plan, though no shares of the Class A Preferred Stock are currently outstanding. The outstanding shares of Class B preferred stock have an aggregate liquidation preference of approximately $68.6 million and are entitled to dividends at a rate of $2.34375 per share per annum. The outstanding shares of Class C preferred stock have an aggregate liquidation preference of approximately $34.5 million and are entitled to dividends at a rate of $2.375 per share per annum. See "General Description of Preferred Stock" and "Stockholder Rights Plan" in the accompanying prospectus, as well as the descriptions of our Class B preferred stock, Class C preferred stock and Class A preferred stock that we have filed with the SEC on Form 8-A as described under "Incorporation of Information We File with the SEC" in the accompanying prospectus.

        We have authorized the issuance of a class of our preferred stock, consisting of 4,000,000 shares, plus up to an additional 200,000 shares which may be issued upon exercise of the underwriters' over-allotment options, designated as 7.375% Monthly Income Class D Cumulative Redeemable Preferred Stock. The following summary of some of the terms and provisions of the Class D preferred stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Articles Supplementary creating the Class D preferred stock, our charter and our bylaws, all of which we will make available to you upon request as described under "Incorporation of Information We File with the SEC" in the accompanying prospectus, and applicable law.

        The registrar, transfer agent and dividend and redemption price disbursement agent in respect of the Class D preferred stock will be The Bank of New York. The Articles Supplementary fixing the terms of the Class D preferred stock will provide that we will maintain an office or agency in the Borough of Manhattan, The City of New York, where shares of Class D preferred stock may be surrendered for payment (including redemption), registration of transfer or exchange.

        The certificates representing the Class D preferred stock will initially be issued in the form of temporary certificates. Holders of temporary certificates will be entitled to exchange them for definitive certificates as soon as they are available, which we anticipate will be within 150 days after the date of original issuance.

Maturity

        The Class D preferred stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption, and will remain outstanding indefinitely unless we redeem or otherwise repurchase it.

Rank

        The Class D preferred stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

          (1)   Senior to all classes or series of our common stock, to the Class A preferred stock and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3) below;

          (2)   On a parity with the Class B preferred stock and the Class C preferred stock and all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Class D preferred stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and

          (3)   Junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Class D preferred stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up.

See "Voting Rights" below. The term "equity securities" does not include convertible debt securities, which debt securities would rank senior to the Class D preferred stock. The information in this paragraph supercedes and replaces the information set forth under the caption "General Description of Preferred Stock—Rank" in the accompanying prospectus.

Dividends

        Holders of shares of the Class D preferred stock are entitled to receive, when, as, and if authorized by our board of directors and declared by us, out of funds we have legally available for the payment of dividends, cumulative cash dividends at the rate of 7.375% of the liquidation preference per annum (equivalent to $1.84375 per annum per share).

        Dividends on the Class D preferred stock shall be cumulative from the date of original issue and shall be payable monthly in arrears on the 15th day of each month (each, a "dividend payment date"); provided that if any dividend payment date is not a business day, as defined in the Articles Supplementary, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. The first dividend on the Class D preferred stock is scheduled to be paid on July 15, 2004 and will be more than the amount of a regular monthly dividend, and that dividend will be paid to the persons who are the holders of record of the Class D preferred stock at the close of business on the corresponding record date, which will be July 1, 2004. See "Prospectus Supplement Summary—The Offering—Dividends." Any dividend payable on the Class D preferred stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable dividend record date, which shall be the first day of the calendar month, whether or not a business day, in which the applicable dividend payment date falls.

        No dividends on shares of Class D preferred stock shall be authorized by our board of directors or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibits the authorization, payment or setting apart for payment or provides that the authorization, payment or setting apart for payment would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law. You should review the information appearing in the accompanying prospectus under the "General Description of Preferred Stock—Dividends" for information as to, among other things, other circumstances under which we may be prohibited by the terms of the Articles Supplementary from paying dividends on the Class D preferred stock.

        Notwithstanding the foregoing, dividends on the Class D preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Class D preferred stock which may be in arrears, and holders of the Class D preferred stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Class D preferred stock shall first be credited against the earliest accrued but unpaid dividend due with respect to those shares.

        If, for any taxable year, we designate as a "capital gain dividend," as defined in Section 857 of the Internal Revenue Code of 1986, any portion (the "Capital Gains Amount") of the dividends, as determined for federal income tax purposes, paid or made available for that year to holders of all classes of our stock, then, except as otherwise required by applicable law, the portion of the Capital Gains Amount that shall be allocable to the holders of the Class D preferred stock will be in proportion to the amount that the total dividends, as determined for federal income tax purposes, paid or made available to holders of Class D preferred stock for the year bear to the total dividends paid or made available for that year to holders of all classes of our stock. In addition, except as otherwise required by applicable law, we will make a similar allocation with respect to any undistributed long-term capital gains which are to be included in our stockholders' long-term capital gains, based on the allocation of the Capital Gains Amount which would have resulted if those undistributed long-term capital gains had been distributed as "capital gain dividends" by us to our stockholders. See "Supplemental Federal Income Tax Considerations—Taxation of United States Stockholders."

Liquidation Preference

        In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Class D preferred stock will be entitled to be paid out of the assets we have legally available for distribution to our stockholders, subject to the preferential rights of the holders of any class or series of our stock ranking prior to the Class D preferred stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our stock that ranks junior to the Class D preferred stock as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, holders of Class D preferred stock, as such, will have no further right or claim to any of our remaining assets. For further information regarding the rights of the holders of the Class D preferred stock upon our liquidation, dissolution or winding up, see "Description of Preferred Stock—Liquidation Preference" in the accompanying prospectus.

        In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up) by dividend, redemption or other acquisition of shares of our stock or otherwise is permitted under the Maryland General Corporation Law, no effect shall be given to amounts that would be needed, if we would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of our Class D preferred stock.

Optional Redemption

        The Class D preferred stock is not redeemable prior to May 27, 2009, except that, as provided in the Articles Supplementary, we may redeem shares of the Class D preferred stock prior to that date in order to preserve our status as a REIT for federal and/or state income tax purposes. See "—Restrictions on Ownership and Transfer."

        On and after May 27, 2009, we, at our option, upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Class D preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus, subject to exceptions described in the accompanying prospectus under "General Description of Preferred Stock—Redemption," any accrued and unpaid dividends thereon to the date fixed for redemption. This means that, if we elect to redeem any shares of Class D preferred stock, we may use any available cash to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

        Holders of Class D preferred stock to be redeemed shall surrender the Class D preferred stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of Class D preferred stock has been given and if we have irrevocably set aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Class D preferred stock so called for redemption, then from and after the redemption date (unless default shall be made by us in providing for the payment of the redemption price plus accrued and unpaid dividends, if any), dividends will cease to accrue on those shares of Class D preferred stock, those shares of Class D preferred stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accrued and unpaid dividends, if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accrued and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Class D preferred stock is to be redeemed, the Class D preferred stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method we determine but that will not result in the automatic transfer of any shares of Class D preferred stock to a trust as described below under "Restrictions on Ownership and Transfer." See "General Description of Preferred Stock—Redemption" in the accompanying prospectus.

Voting Rights

        Holders of the Class D preferred stock will not have any voting rights, except as set forth below and in "Description of Preferred Stock—Voting Rights" in the accompanying prospectus. In that regard, the two immediately succeeding paragraphs supercede and replace in their entirety the first two paragraphs appearing under the caption "Description of Preferred Stock—Voting Rights" in the accompanying prospectus.

        Whenever dividends on any shares of Class D preferred stock shall be in arrears for 18 or more monthly dividend periods, whether or not consecutive, the number of directors constituting our board of directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of our preferred stock upon which like voting rights have been conferred and are exercisable and with which the Class D preferred stock is entitled to vote as a class with respect to the election of those two directors, which may include our Class B and Class C preferred stock) and the holders of Class D preferred stock (voting separately as a class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Class D preferred stock in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by us at the request of the holders of record of at least 10% of the outstanding shares of Class D preferred stock or by the holders of any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Class D preferred stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case such vote will be held at the earlier of the next annual or special meeting of stockholders), and at each subsequent annual meeting until all dividends accumulated on the Class D preferred stock for all past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In that case, the right of the Class D preferred stock to elect those two directors will cease and, unless there are other classes or series of our preferred stock upon which like voting rights have been conferred and are exercisable, the term of office of the two directors shall automatically terminate and the number of directors constituting the board of directors shall be reduced accordingly.

        If a special meeting is not called by us within 30 days after request from the holders of Class D preferred stock as described above, then the holders of record of at least 10% of the outstanding Class D preferred stock may designate a holder to call the meeting at our expense.

        On each matter on which holders of Class D preferred stock are entitled to vote, each share of Class D preferred stock will be entitled to one vote, except when shares of any other class or series of our preferred stock have the right to vote with the Class D preferred stock as a single class on any matter, the Class D preferred stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accrued dividends).

        Except as expressly stated in the Articles Supplementary or as may be required by applicable law, the Class D preferred stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

Conversion

        The Class D preferred stock is not convertible into or exchangeable for any of our other property or securities.

Restrictions on Ownership and Transfer

        In order for us to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of our outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year. In addition, if we, or an owner of 10% or more of our shares, actually or constructively owns 10% or more of one of our tenants (or a tenant of any partnership or limited liability company that is treated as a partnership for federal income tax purposes in which we are a partner or member), the rent we receive (either directly or through one or more subsidiaries) from that tenant will not be qualifying income for purposes of the REIT gross income tests of the Internal Revenue Code. A REIT's stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

        The Articles Supplementary establishing the terms of the Class D preferred stock contain restrictions on the ownership and transfer of Class D preferred stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The Articles Supplementary establish an ownership limit which provides that, subject to certain specified exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% (by number of shares or value, whichever is more restrictive) of the outstanding shares of Class D preferred stock. The constructive ownership rules are complex, and may cause shares of Class D preferred stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the shares of Class D preferred stock (or the acquisition of an interest in an entity that owns, actually or constructively, Class D preferred stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding Class D preferred stock and thus violate the ownership limit, or any other limit as permitted by the board of directors. The board of directors may, but in no event will be required to, waive the ownership limit with respect to a particular stockholder if it determines that the ownership will not jeopardize our status as a REIT and the board of directors otherwise decides the action would be in our best interest. As a condition of the waiver, the board of directors may require an opinion of counsel satisfactory to it, a ruling from the Internal Revenue Service and/or undertakings or representations from the applicant with respect to preserving our REIT status.

        The Articles Supplementary further prohibit:

  •
  any person from actually or constructively owning shares of our Class D preferred stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

  •
  any person from transferring shares of our Class D preferred stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

        Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of Class D preferred stock in violation of any of the foregoing restrictions on transferability and ownership will be required to give us notice immediately and provide us with any other information we may request in order to determine the effect of the transfer or attempted transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT and such determination is approved by not less than two-thirds of all votes entitled to be cast on the matter as required by the charter.

        Pursuant to the Articles Supplementary, if any purported transfer of Class D preferred stock or any other event occurs that, if effective, would result in any person violating the ownership limit or would result in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then the purported transfer will be void and the number of shares (which we sometimes refer to as "excess shares") of Class D preferred stock that would otherwise cause such person to violate the ownership limit or that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code will be automatically transferred to a trust for the benefit of a qualified charitable beneficiary selected by us, effective as of the close of business on the business day prior to the date of the purported transfer or other event, and the purported transferee will thereafter have no rights in those excess shares. If, for any reason, the transfer to the charitable trust is not automatically effective, then the purported transfer of the number of shares of Class D preferred stock that would otherwise cause any person to violate the ownership limit or result in our being "closely held" as aforesaid shall be void and the purported transferee will have no rights in those shares.

        Within 20 days of receiving notice from us of the transfer of excess shares to the trust, the trustee of the trust (which shall be designated by us) will be required to sell those excess shares to a person or entity who could own those shares without violating the ownership limit, and distribute to the purported transferee or other person or entity holding title to the excess shares, as applicable, an amount equal to the lesser of

  •
  the price paid by the purported transferee or other person or entity holding title for those excess shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of Class D preferred stock for fair value, the market price, as defined in the Articles

    Supplementary, of those shares on the day of the event which resulted in the transfer to the trust) and

  •
  the net sales proceeds received by the trust for those excess shares.

In either case, any proceeds in excess of the amount distributable to the purported transferee or other prohibited owner, as applicable, will be distributed to the charitable organization that is the beneficiary of the trust.

        Prior to a sale of any excess shares by the trust, the trustee will be entitled to receive, in trust for the beneficiary, all dividends and other distributions we have paid with respect to those excess shares, and also will be entitled to exercise all voting rights with respect to those excess shares. Subject to Maryland law, effective as of the date that those shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion):

  •
  to rescind as void any vote cast by a purported transferee or other prohibited owner, as applicable, prior to our discovery that the shares have been transferred to the trust; and

  •
  to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary.

However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast its vote. Any dividend or other distribution paid to the purported transferee or other prohibited owner prior to our discovery that the shares had been automatically transferred to a trust as described above will be required to be repaid to the trustee upon demand for distribution to the beneficiary.

        In addition, shares of our Class D preferred stock held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

  •
  the price paid in the transaction that resulted in the transfer to the trust (or, if the event which resulted in the transfer to the trust did not involve a purchase of Class D preferred stock for fair value, the market price, as defined, as of the date of that event); or

  •
  the market price on the date we, or our designee, accepts the offer.

We shall have the right to accept the offer until the trustee has sold the shares of stock held in the trust. Upon a sale to us, the interest of the beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the purported transferee or other prohibited owner.

        If any purported transfer of shares of Class D preferred stock would cause us to be beneficially owned by fewer than 100 persons, that transfer will be null and void in its entirety and the intended transferee will acquire no rights to the stock. In addition, the Articles Supplementary permit the board of directors to take such action as it deems necessary or advisable to preserve our status as a REIT, including redeeming Class D preferred stock whose ownership or transfer violates the restrictions described above.

        All certificates representing shares of Class D preferred stock will bear a legend referring to the restrictions described above. The foregoing ownership limitations could delay, defer or prevent a transaction or a change in our control that might involve a premium price for the Class D preferred stock or otherwise be in the best interest of stockholders.

        Each actual or constructive owner of Class D preferred stock is required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT. In addition, as set forth in U.S. Treasury Regulations, all owners of a specified percentage (or more) of our total outstanding shares of stock (regardless of type or class and including the Class D preferred stock) must complete and return to us questionnaires regarding their ownership of our shares. Under current Treasury Regulations, the specified percentage is between 0.5% and 5.0%, depending upon the number of holders of record of our total outstanding shares.

        The provisions set forth herein under "—Restrictions on Ownership and Transfer" shall apply to the Class D preferred stock notwithstanding any contrary provisions of the Class D preferred stock described elsewhere in this prospectus supplement or the accompanying prospectus.

SUPPLEMENTAL FEDERAL INCOME TAX CONSIDERATIONS

        The following summary describes the United States federal income tax considerations anticipated to be material to purchasers of our Class D preferred stock. This summary is based on:

  •
  the Internal Revenue Code;

  •
  the legislative history of the Internal Revenue Code;

  •
  final, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code;

  •
  administrative pronouncements and practices of the Internal Revenue Service; and

  •
  court decisions,

all as of the date of this prospectus supplement. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings. Future legislation, Treasury regulations, administrative interpretations and practices and court decisions may adversely affect, perhaps retroactively, the tax considerations contained in this discussion. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning the tax treatment of the Class D preferred stock, and the statements in this prospectus supplement are not binding on the Internal Revenue Service or any court. Thus, the tax considerations contained in this discussion could be challenged by the Internal Revenue Service and, if challenged, may not be sustained by a court.

        This summary is for general information only and is not tax advice. This summary deals only with Class D preferred stock held as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Your tax treatment will vary depending on your particular situation, and this discussion does not address all the tax consequences that may be relevant to you in light of your particular circumstances. State, local and foreign income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. In addition, it does not address the tax consequences relevant to persons who receive special treatment under the federal income tax law, except to the extent discussed under the headings "—Taxation of Tax-Exempt Stockholders" and "—Taxation of Non-United States Stockholders" or where specifically noted. Holders receiving special treatment include, without limitation:

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  financial institutions, banks and thrifts;

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  insurance companies;

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  "S" corporations;

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  regulated investment companies and REITs;

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  foreign corporations or partnerships, and persons who are not residents or citizens of the United States;

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  dealers in securities or currencies;

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  persons holding Class D preferred stock as a hedge against currency risks or as a position in a straddle; or

  •
  United States persons whose functional currency is not the United States dollar.

        In addition, if an entity treated as a partnership for United States federal income tax purposes holds our Class D preferred stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class D preferred stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our Class D preferred stock.

        This discussion does not address any aspects of federal income taxation relating to us or our election to be taxed as a REIT, except that the information appearing below under "—Proposed Tax Legislation Related to the Discussion of Our Election to be Taxed as a REIT in the Accompanying Prospectus" is a summary of certain federal income tax considerations related to our REIT election that supplements the information appearing in the accompanying prospectus under "United States Federal Income Tax Considerations Related to our REIT Election." A summary of certain federal income tax considerations applicable to us is provided in the accompanying prospectus. You are urged to review such summary and to consult your tax advisor regarding the tax consequences to you of:

  •
  the acquisition, ownership and sale of our Class D preferred stock, including the federal, state, local, foreign and other tax consequences;

  •
  our election to be taxed as a REIT for federal income tax purposes; and

  •
  potential changes in the tax laws.

Taxation of United States Stockholders

        When we use the term "United States stockholder," we mean a holder of shares of our Class D preferred stock who is, for United States federal income tax purposes:

  •
  a citizen or resident of the United States;

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  a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state or in the District of Columbia, unless, in the case of a partnership, Treasury regulations provide otherwise;

  •
  an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

  •
  a trust whose administration is under the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, some trusts in existence on August 20, 1996 and treated as United States persons prior to that date and that elected to continue to be treated as United States persons shall also be considered United States stockholders.

Distributions Generally

        Distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable United States stockholders as ordinary income. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of United States stockholders that are corporations. In addition, these distributions generally will not be eligible for treatment as "qualified dividend income" for individual United States stockholders. See the accompanying prospectus under the heading "United States Federal Income Tax Considerations Related to our REIT Election—New Legislation." For purposes of determining whether distributions to holders of Class D preferred stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to our outstanding common stock.

        To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to a United States stockholder. This treatment will reduce the adjusted tax basis which the United States stockholder has in its shares of Class D preferred stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a United States stockholder's adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions

        Distributions that we properly designate as capital gain dividends will be taxable to our taxable United States stockholders as gain from the sale or exchange of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year. As described in the accompanying prospectus under the heading "United States Federal Income Tax Considerations Related to our REIT Election—New Legislation," these gains may be taxable to non-corporate United States stockholders at a 15% or 25% rate. United States stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income.

        If, for any taxable year, we designate as a "capital gain dividend," as defined in Section 857 of the Internal Revenue Code, any portion (the "Capital Gains Amount") of the dividends, as determined for federal income tax purposes, paid or made available for that year to holders of all classes of our stock, then, except as otherwise required by applicable law, the portion of the Capital Gains Amount that shall be allocable to the holders of the Class D preferred stock will be in proportion to the amount that the total dividends, as determined for federal income tax purposes, paid or made available to holders of Class D preferred stock for the year bear to the total dividends paid or made available for that year to holders of all classes of our stock. In addition, except as otherwise required by applicable law, we will make a similar allocation with respect to any undistributed long-term capital gains which are to be included in our stockholders' long-term capital gains, based on the allocation of the Capital Gains Amount which would have resulted if those undistributed long-term capital gains had been distributed as "capital gain dividends" by us to our stockholders.

Retention of Net Capital Gains

        We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we designate, a United States stockholder generally would:

  •
  include its proportionate share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

  •
  be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the United States stockholder's long-term capital gains;

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  be allowed a credit or refund (as the case may be) for the amount of tax deemed paid by it;

  •
  increase the adjusted basis in the Class D preferred stock by the difference between the amount of includible gains and the tax deemed to have been paid by it; and

  •
  in the case of a United States stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains as required by Treasury regulations to be prescribed by the Internal Revenue Service.

Passive Activity Losses and Investment Interest Limitations

        Distributions we make and gain arising from the sale or exchange by a United States stockholder of our shares will not be treated as passive activity income. As a result, United States stockholders generally will not be able to apply any "passive losses" against this income or gain. A United States stockholder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Class D Preferred Stock

        If a United States stockholder sells or disposes of its shares of Class D preferred stock to a person other than us, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder's adjusted basis in the shares for tax purposes. Except as provided below, this gain or loss will be long-term capital gain or loss if the holder has held the Class D preferred stock for more than one year. In general, if a United States stockholder recognizes loss upon the sale or other disposition of Class D preferred stock that it has held for six months or less, the loss recognized will be treated as a long-term capital loss to the extent the United States stockholder received distributions from us that it was required to treat as long-term capital gains.

Redemption of Class D Preferred Stock

        A redemption of shares of the Class D preferred stock will be treated under Section 302 of the Internal Revenue Code as a distribution taxable as a dividend to the extent of our current and accumulated earnings and profits at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Internal Revenue Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it:

  •
  is "substantially disproportionate" with respect to the United States stockholder;

  •
  results in a "complete termination" of the United States stockholder's stock interest in us; or

  •
  is "not essentially equivalent to a dividend" with respect to the United States stockholder,

all within the meaning of Section 302(b) of the Internal Revenue Code.

        In determining whether any of these tests have been met, shares of capital stock, including common stock, the Class D preferred stock and other equity interests in us, considered to be owned by the United States stockholder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares of capital stock actually owned by the United States stockholder, generally must be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code will be satisfied with respect to the United States stockholder depends upon the facts and circumstances at the time that the determination must be made, United States stockholders are advised to consult their tax advisors to determine such tax treatment.

        If a redemption of shares of the Class D preferred stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See "—Distributions Generally." In addition, the United States stockholder's adjusted basis in the redeemed shares of the Class D preferred stock for tax purposes will be transferred to its remaining shares of our capital stock, if any. If a United States stockholder owns no other shares of our capital stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

        If a redemption of shares of the Class D preferred stock is not treated as a distribution taxable as a dividend, it will be treated as a taxable sale or exchange in the manner described under "—Dispositions of Class D Preferred Stock."

Backup Withholding

        We report to our United States stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or is otherwise exempt from backup withholding and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A United States stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of distributions to any stockholders who fail to certify their non-foreign status. See "—Taxation of Non-United States Stockholders."

Taxation of Tax-Exempt Stockholders

        Except as described below, dividend income from us and gain arising upon a sale of shares generally will not be unrelated business taxable income to a tax-exempt stockholder. This income or gain will be unrelated business taxable income, however, if a tax-exempt stockholder holds its shares as "debt-financed property" within the meaning of the Internal Revenue Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt-financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

        For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" will be treated as unrelated business taxable income as to some trusts that hold more than 10%, by value, of the interests of such REIT. A REIT will not be a "pension-held REIT" if it is able to satisfy the "not closely held" requirement without relying on the "look-through" exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a "pension-held REIT," and as a result, the tax treatment described in this paragraph should be inapplicable to our stockholders. However, because our stock is publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-United States Stockholders

        The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of our Class D preferred stock by persons that are non-United States stockholders. When we use the term "non-United States stockholder" we mean stockholders who are not United States stockholders as described above in "—Taxation of United

States Stockholders." In general, non-United States stockholders may be subject to special tax withholding requirements on distributions from us and with respect to their sale or other disposition of our Class D preferred stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the non-United States stockholder's country. A non-United States stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with us in order to claim such treatment. Non-United States stockholders should consult their own tax advisors concerning the United States federal income tax consequences to them of an acquisition of shares of our Class D preferred stock, including the United States federal income tax treatment of dispositions of interests in and the receipt of distributions from us.

Other Tax Consequences

        Your state and local tax treatment of the ownership and disposition of Class D preferred stock may not conform to the United States federal income tax consequences summarized above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws on an investment in our Class D preferred stock.

Proposed Tax Legislation Related to the Discussion of Our Election to be Taxed as a REIT in the Accompanying Prospectus

        Recently, legislation was introduced in the United States House of Representatives and Senate that would amend certain rules relating to REITs. As of the date of this prospectus supplement, this proposed legislation has not been enacted into law. The proposed legislation would, among other things, include the following changes:

  •
  As discussed in the accompanying prospectus under "United States Federal Income Tax Considerations Related to Our REIT Election—Taxation of the Company—Asset Tests," we may not own more than 10% by vote or value of any one issuer's securities. If we fail to meet this test at the end of any quarter and such failure is not cured within 30 days thereafter, we would fail to qualify as a REIT. Under the proposed legislation, after the 30 day cure period, a REIT could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT's assets at the end of the relevant quarter or $10,000,000. For violations due to reasonable cause that are larger than this amount, the proposed legislation would permit the REIT to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

  •
  The proposed legislation also would change the formula for calculating the tax imposed for certain violations of the 75% and 95% gross income tests described in the accompanying prospectus under "United States Federal Income Tax Considerations Related to Our REIT Election—Taxation of the Company—Income Tests" and would make certain changes to the requirements for availability of the applicable relief provisions for failure to meet such tests.

  •
  The proposed legislation would clarify a rule regarding our ability to enter into leases with our taxable REIT subsidiary.

  •
  As discussed in the accompanying prospectus under "United States Federal Income Tax Considerations Related to Our REIT Election—Taxation of the Company—Penalty Tax," amounts received by a REIT for services that are customarily furnished or rendered in connection with the rental of real property and provided by a taxable REIT subsidiary are excluded from treatment as "redetermined rents" and therefore avoid the 100% penalty tax. The proposed legislation would eliminate this exclusion.

        The foregoing is a non-exhaustive list of changes that would be made by the proposed legislation. The provisions contained in this proposed legislation relating to our ability to enter into leases with our taxable REIT subsidiary would apply to taxable years beginning after December 31, 2000, and the remaining provisions described above generally would apply to taxable years beginning after the date the proposed legislation is enacted.

        As of the date of this prospectus supplement, it is not possible to predict with any certainty whether the proposed legislation discussed above will be enacted in its current form, if at all.

UNDERWRITING

        Subject to the terms and conditions contained in a purchase agreement between us and each of the underwriters, for whom Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC are acting as joint-book-running managers and representatives, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

Underwriter	Number of Shares
Citigroup Global Markets Inc.	815,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	815,000
Wachovia Capital Markets, LLC	815,000
Credit Suisse First Boston LLC	460,000
A.G. Edwards & Sons, Inc.	280,000
Raymond James & Associates, Inc.	280,000
RBC Dain Rauscher Inc.	280,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	60,000
Crowell, Weedon & Co.	60,000
Ferris, Baker Watts, Incorporated	60,000
Piper Jaffray & Co.	60,000
Wells Fargo Securities, LLC	15,000

Total	4,000,000

        The underwriters have agreed to purchase all of the shares of the Class D preferred stock sold under the purchase agreement if any of shares of Class D preferred stock are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the Class D preferred stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The underwriters have advised us that they propose initially to offer the shares of Class D preferred stock to the public at the initial public offering price listed on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.50 per share of Class D preferred stock. The underwriters may allow, and the dealers may reallow, a discount not in excess of $0.45 per share of Class D preferred stock to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to Realty Income. This information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price(1)	$25.00	$100,000,000	$105,000,000
Underwriting discount	$0.7875	$3,150,000	$3,307,500
Proceeds, before expenses, to Realty Income Corporation	$24.2125	$96,850,000	$101,692,500

(1)
Plus accrued dividends from May 27, 2004, if settlement occurs after that date.

        The expenses of this offering, not including the underwriting discount, are estimated at $500,000 and are payable by Realty Income.

Overallotment Option

        We have granted an option to the underwriters to purchase up to 200,000 additional shares of Class D preferred stock at the initial public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares of Class D preferred stock proportionate to that underwriter's initial amount reflected in the above table.

New York Stock Exchange Listing

        Currently no market exists for the Class D preferred stock. We intend to file an application to list the Class D preferred stock on the NYSE. If approved for listing, we expect that trading of the Class D preferred stock on the NYSE will commence within 30 days after the date of initial issuance of the Class D preferred stock. We cannot assure you that a trading market on the NYSE for the Class D preferred stock will develop or, even if one develops, that it will be maintained or will provide you with adequate liquidity. The underwriters have advised us that they intend to make a market in the Class D preferred stock prior to the commencement of trading on the NSYE. However, the underwriters have no obligation to do so, and may discontinue any market making in the Class D preferred stock at any time without notice. Accordingly, we cannot assure you that a market for the Class D preferred stock will develop prior to commencement of trading on the NYSE or, if a market develops, that it will be maintained or will provide you with adequate liquidity.

Price Stabilization and Short Positions

        Until the distribution of the Class D preferred stock is completed, rules of the SEC may limit the ability of the underwriters and selling group members, if any, to bid for and purchase shares of Class D preferred stock. However, the underwriters may engage in transactions that stabilize the price of the Class D preferred stock, such as bids or purchases to peg, fix or maintain that price.

        If the underwriters create a short position in the Class D preferred stock in connection with this offering (i.e., if they sell more shares of Class D preferred stock than are set forth on the cover page of this prospectus supplement), the underwriters may reduce that short position by purchasing shares in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of shares of Class D preferred stock to stabilize its price or to reduce a short position may cause the price of the Class D preferred stock to be higher than it might be in the absence of those purchases.

        Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Class D preferred stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Delayed Settlement

        We expect that the delivery of the Class D preferred stock will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the 15th business day following the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Class D preferred stock before the third business day prior to the closing date specified on the cover page of this prospectus supplement will be required, by virtue of the fact that the normal settlement date for that trade would occur prior to the closing date for the issuance of the Class D preferred stock, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors with respect to these matters.

Other Relationships

        The underwriters and/or their affiliates have engaged in, or may in the future engage in, investment banking, commercial banking and other commercial dealings with us in the ordinary course of business. They have received and may in the future receive customary fees and commissions for these transactions. In that regard, affiliates of some of the underwriters are lenders under our $250 million acquisition credit facility and these affiliates will receive a portion of the net proceeds from this offering through the repayment of borrowings under that facility.

LEGAL MATTERS

        The validity of the Class D preferred stock to be issued in this offering will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain legal matters relating to this offering will be passed upon for us by Latham & Watkins LLP, Costa Mesa, California. Sidley Austin Brown & Wood LLP, San Francisco, California will act as counsel for the underwriters. William J. Cernius, a partner of Latham & Watkins LLP, beneficially owns 3,553 shares of our common stock. Eric S. Haueter, a partner of Sidley Austin Brown & Wood LLP, beneficially owns approximately 3,567 shares of our common stock and $20,000 aggregate principal amount of our 8 1/4% Monthly Income Senior Notes due 2008. Paul C. Pringle, a partner of Sidley Austin Brown & Wood LLP, beneficially owns approximately 23,064 shares of our common stock.

EXPERTS

        The consolidated financial statements and financial statement schedule of Realty Income and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

        As described in the accompanying prospectus under the caption "Incorporation of Information We File with the SEC," we have incorporated by reference into that prospectus specified documents that we have filed or may file with the SEC under the Securities Exchange Act of 1934. However, no document or information that we have "furnished" or may in the future "furnish" with the SEC pursuant to the Securities Exchange Act shall be incorporated by reference into the prospectus or this prospectus supplement.

PROSPECTUS

$800,000,000

REALTY INCOME CORPORATION

DEBT SECURITIES, PREFERRED STOCK AND COMMON STOCK

        Realty Income Corporation may from time to time offer in one or more series (1) our debt securities, (2) shares of our preferred stock, $1.00 par value per share, or (3) shares of our common stock, $1.00 par value per share, with an aggregate public offering price of up to $800,000,000 on terms to be determined at the time of the offering. Our debt securities, our preferred stock and our common stock (collectively referred to as our securities), may be offered, separately or together, in separate series, in amounts, at prices and on terms that will be set forth in one or more prospectus supplements to this prospectus.

        The specific terms of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include, where applicable:

  •
  in the case of our debt securities, the specific title, aggregate principal amount, currency, form (which may be registered, bearer, certificated or global), authorized denominations, maturity, rate (or manner of calculating the rate) and time of payment of interest, terms for redemption at our option or repayment at the holder's option, terms for sinking fund payments, terms for conversion into shares of our preferred stock or common stock, covenants and any initial public offering price;

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  in the case of our preferred stock, the specific designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to transferability, dividends and other distributions and terms and conditions of redemption and any initial public offering price; and

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  in the case of our common stock, any initial public offering price.

In addition, the specific terms may include limitations on actual, beneficial or constructive ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve our status as a real estate investment trust, or REIT, for federal income tax purposes. The applicable prospectus supplement will also contain information, where applicable, about United States federal income tax considerations, and any exchange listing of the securities covered by the prospectus supplement.

        Our common stock is traded on the New York Stock Exchange under the symbol "O." On February 19, 2004, the last reported sale price of the common stock was $42.75 per share.

        Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth in the applicable prospectus supplement. None of our securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 23, 2004.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $800,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of those documents. For further information about us or the securities offered under this prospectus, you should refer to the registration statement, which you can obtain from the SEC as described below under the heading "Where You Can Find More Information."

        All references to "Realty Income," "our" and "we" in this prospectus mean Realty Income Corporation and its wholly-owned subsidiaries and other entities controlled by Realty Income Corporation except where it is clear from the context that the term means only the issuer, Realty Income Corporation.

THE COMPANY

        Realty Income Corporation, the Monthly Dividend Company®, a Maryland corporation ("Realty Income," the "Company," "our" or "we") was organized to operate as an equity real estate investment trust, or REIT. Over the past 35 years Realty Income and its predecessors have been acquiring and owning freestanding retail properties that generate rental revenue under long-term (primarily 15 to 20 years) lease agreements. Our monthly distributions are supported by the cash flow from our portfolio of retail properties leased to regional and national retail chains.

        We are a fully integrated, self-administered real estate company with in-house acquisition, leasing, legal, retail and real estate research, portfolio management and capital markets expertise.

        Our primary business objective is to generate dependable monthly distributions from a consistent and predictable level of funds from operations, or FFO, per share. Additionally, we seek to increase distributions to stockholders and FFO per share through both active portfolio management and the acquisition of additional properties.

        Our portfolio management focus includes:

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  Contractual rent increases on existing leases;

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  Rental increases at the termination of existing leases when market conditions permit; and

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  The active management of our property portfolio, including re-leasing of vacant properties and selective sales of properties.

        Our acquisition of additional properties adheres to a focused strategy of primarily acquiring properties that are:

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  Freestanding, single-tenant, retail locations;

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  Leased to regional and national retail chains; and

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  Leased under long-term, net-lease agreements.

        As of December 31, 2003, we owned a diversified portfolio:

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  Of 1,404 retail properties;

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  With an occupancy rate of 98.1%, or 1,378 properties occupied, of the 1,404 properties;

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  Leased to 85 different retail chains;

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  Doing business in 28 separate retail industries;

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  Located in 48 states;

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  With over 11.3 million square feet of leasable space; and

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  With an average leasable retail space of 8,100 square feet.

        Of the 1,404 properties in the portfolio, 1,399, or 99.6%, are single-tenant retail properties with the remaining five being multi-tenant properties. As of December 31, 2003, 1,374, or 98.2%, of the 1,399 single-tenant properties were leased with a weighted average remaining lease term (excluding extension options) of approximately 11.8 years.

        In addition to our real estate portfolio, at December 31, 2003 our subsidiary, Crest Net Lease, Inc. had invested $55.3 million in a portfolio of 37 properties. These properties are held for sale.

        We typically acquire, and then lease back, retail store locations from chain store operators, providing capital to the operators for continued expansion and other corporate purposes. Our acquisition and investment activities are concentrated in well-defined target markets and generally focus on middle-market retailers providing goods and services intended to satisfy basic consumer needs.

        Our net-lease agreements generally:

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  Are for initial terms of 15 to 20 years;

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  Require the tenant to pay minimum monthly rents and property operating expenses (taxes, insurance and maintenance); and

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  Provide for future rent increases (typically subject to ceilings) based on increases in the consumer price index, fixed increases, or additional rent calculated as a percentage of the tenants' gross sales above a specified level.

        We believe that the long-term ownership of an actively managed, diversified portfolio of retail properties under long-term, net-lease agreements can produce consistent, predictable income. We also believe that a portfolio of long-term leases that require tenants to be responsible for property expenses generally produces a more predictable income stream than many other types of real estate portfolios, while continuing to offer the potential for growth in rental income.

        Our net-leased retail properties are primarily leased to regional and national retail chain store operators. Generally, our properties contain single-story buildings and adequate parking on site to accommodate peak retail traffic periods. The properties tend to be on major thoroughfares with relatively high traffic counts and adequate access, egress and proximity to a sufficient population base to constitute a suitable market or trade area for the retailer's business.

        Our principal executive offices are located at 220 West Crest Street, Escondido, California 92025 and our telephone number is (760) 741-2111.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this prospectus, the words estimated, anticipated and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties, and assumptions about Realty Income Corporation, including, among other things:

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  Our anticipated growth strategies;

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  Our intention to acquire additional properties and the timing of these acquisitions;

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  Our intention to sell properties and the timing of these property sales;

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  Our intention to re-lease vacant properties;

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  Anticipated trends in our business, including trends in the market for long-term net leases of freestanding, single-tenant retail properties;

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  Future expenditures for development projects; and

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  Profitability of our subsidiary, Crest Net Lease, Inc.

        Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. In particular, some of the factors that could cause actual results to differ materially are:

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  Our continued qualification as a real estate investment trust;

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  General business and economic conditions;

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  Competition;

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  Fluctuating interest rates;

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  Accessibility of debt and equity capital markets;

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  Other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters and illiquidity of real estate investments; and

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  Changes in the tax laws of the United States of America; and

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  Acts of terrorism and war.

        Additional factors that may cause risks and uncertainties include those discussed in the sections entitled "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

        Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, the forward-looking events discussed in this prospectus might not occur.

RISK FACTORS

        In evaluating an investment in our securities, you should carefully consider the following risk factors, in addition to the other risks and uncertainties described in this prospectus and the documents incorporated by reference therein, including the information appearing under the heading "Business—Properties—Matters Pertaining to Certain Properties and Tenants" and "Business—Other Items" in our Annual Report on Form 10-K for the year ended December 31, 2003. As used under this caption "Risk Factors," references to our capital stock include our common stock and any class or series of our preferred stock and references to our stockholders include holders of our common stock or any class or series of our preferred stock, in each case unless otherwise expressly stated or the context otherwise requires.

In order to grow we need to continue to acquire investment properties which may be subject to competitive pressures.

        We need to continue to acquire investment properties in order to grow. We face competition in the acquisition, operation and sale of property. We expect competition from:

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  businesses;

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  individuals;

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  fiduciary accounts and plans; and

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  other entities engaged in real estate investment and financing.

        Some of these competitors are larger than we are and have greater financial resources. This competition may result in a higher cost for properties that we wish to purchase.

Our tenants' creditworthiness and ability to pay rent may be affected by competition in their industries.

        The tenants leasing our properties generally face significant competition from other operators. This competition may adversely impact:

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  that portion, if any, of the rental stream to be paid to us based on a tenant's revenues; and

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  the tenant's results of operations or financial condition.

As a property owner, we may be subject to unknown environmental liabilities.

        Investments in real property can create a potential environmental liability. An owner of property can face liability for environmental contamination created by the presence or discharge of hazardous substances on the property. We may face liability regardless of:

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  our knowledge of the contamination;

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  the timing of the contamination;

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  the cause of the contamination; or

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  the party responsible for the contamination of the property.

        There may be environmental problems associated with our properties of which we are unaware. In that regard, a number of our properties are leased to operators of oil change and tune-up facilities as well as convenience stores that sell petroleum-based fuels. These facilities, and some of our other properties, use, or may have used in the past, underground lifts or underground tanks for the storage of petroleum-based or waste products, which could create a potential for release of hazardous substances.

        The presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs. Although our leases generally require our tenants to operate in compliance with all applicable federal, state and local environmental laws, ordinances and regulations and to indemnify us against any environmental liabilities arising from the tenants' activities on the property, we could nevertheless be subject to strict liability by virtue of our ownership interest, and we cannot assure you that our tenants could or would satisfy their indemnification obligations under the leases. The discovery of environmental liabilities attached to our properties could have a material adverse effect on our results of operations and financial condition and our ability to pay principal of and interest on our debt securities and other indebtedness and to make distributions to our stockholders.

        Compliance.    We have not been notified by any governmental authority, and are not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of the properties we currently own. Nevertheless, if environmental contamination should exist, we could be subject to strict liability for the contamination by virtue of our ownership interest.

        Insurance.    Since December 1996, we have maintained an environmental insurance policy on our property portfolio. The limit on our current policy is $10 million per occurrence and $50 million in the aggregate, subject to a $25,000 self insurance retention per occurrence for properties with underground storage tanks and a $100,000 self insurance retention per occurrence for all other properties. It is possible that our insurance will be insufficient to address any particular environmental situation and that we could be unable to continue to obtain insurance for environmental matters, at a reasonable cost or at all, in the future.

If we fail to qualify as a real estate investment trust, the amount of dividends we are able to pay would decrease, which would adversely affect the market price of our capital stock and could adversely affect the value of our debt securities.

        We believe that we are organized and have operated, commencing with our taxable year ended December 31, 1994, and we intend to continue to operate, so as to qualify as a "real estate investment trust" under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). However, we cannot assure you that we have been organized or have operated in a manner that has satisfied the requirements for qualification as a REIT, or that we will continue to be organized in a manner that will allow us to qualify as a REIT, or that we will continue to be able to operate in a manner so that we qualify or remain qualified as a REIT.

        Qualification as a REIT involves the satisfaction of numerous requirements under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, and the determination of various factual matters and circumstances not entirely within our control.

        For example, in order to qualify as a REIT, at least 95% of our gross income in each year must be derived from qualifying sources and we must pay distributions to stockholders aggregating annually at least 90% of our REIT taxable income (as defined in the Code and determined without regard to the dividends paid deduction and by excluding net capital gains).

        In the future it is possible that new legislation, regulations, administrative interpretations or court decisions will change the tax laws with respect to qualification as a REIT, or the federal income tax consequences of that qualification.

        If we were to fail to qualify as a REIT in any taxable year:

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  we would be required to pay federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates;

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  we would not be allowed a deduction in computing our taxable income for amounts distributed to our stockholders;

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  we may be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost;

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  we would no longer be required to make distributions to stockholders; and

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  this treatment would substantially reduce amounts available for investment or distribution to stockholders because of the additional tax liability for the years involved, which would likely have a material adverse effect on the market price of our capital stock and could have a material adverse effect on the value of our debt securities.

        In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits, which also could have a material adverse effect on the market price of our capital stock and the value of our debt securities. Even if we qualify for and maintain our REIT status, we will be subject to specified federal, state and local taxes on our income and property. For example, if we have net income from a prohibited transaction, that income will be subject to a 100% tax. In addition, any taxable REIT subsidiary in which we own an interest, including Crest Net, will be required to pay federal and state taxes at the applicable tax rates on its income and property.

Distribution requirements imposed by law limit our flexibility.

        To maintain our status as a REIT for federal income tax purposes, we generally are required to distribute to our stockholders at least 90% of our REIT taxable income determined without regard to the dividends paid deduction and by excluding net capital gains each year.

        We are also subject to tax at regular corporate rates to the extent that we distribute less than 100% of our REIT taxable income (including net capital gains) each year.

        In addition, we are required to pay a 4% nondeductible excise tax to the extent that distributions we pay in a calendar year are less than the sum of 85% of our ordinary income for that calendar year, 95% of our capital gain net income for the calendar year, and any income that was not distributed in prior years.

        We intend to continue to make distributions to our stockholders to comply with the distribution requirements of the Code and to reduce exposure to federal income taxes and the nondeductible excise tax. Differences in timing between the receipt of income and the payment of expenses to arrive at taxable income, along with the effect of required debt amortization payments, could require us to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

Real estate ownership is subject to particular economic conditions that may have a negative impact on our revenue.

        We are subject to all of the general risks associated with the ownership of real estate. In particular, we face the risk that rental revenue from our properties will be insufficient to cover operating expenses, debt service payments on indebtedness we incur and distributions on our stock. Additional real estate ownership risks include:

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  adverse changes in general or local economic conditions;

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  changes in supply of, or demand for, similar or competing properties;

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  changes in interest rates and operating expenses;

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  competition for tenants;

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  changes in market rental rates;

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  inability to lease properties upon termination of existing leases;

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  renewal of leases at lower rental rates;

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  inability to collect rents from tenants due to financial hardship, including bankruptcy;

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  changes in tax, real estate, zoning and environmental laws that may have an adverse impact upon the value of real estate;

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  uninsured property liability;

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  property damage or casualty losses;

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  unexpected expenditures for capital improvements or to bring properties into compliance with applicable federal, state and local laws;

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  acts of terrorism and war; and

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  acts of God and other factors beyond the control of management.

An uninsured loss or a loss that exceeds the policy limits on our properties could subject us to lost capital or revenue on those properties.

        Under the terms and conditions of the leases currently in force on our properties, tenants generally are required to indemnify and hold us harmless from liabilities resulting from injury to persons, air, water, land or property, due to activities conducted on the properties, except for claims arising from the negligence or intentional misconduct of us or our agents. Additionally, tenants are generally required, at the tenant's expense, to obtain and keep in full force during the term of the lease, liability and property damage insurance policies. The insurance policies our tenants are required to maintain for property damage are generally in amounts not less than the full replacement cost of the improvements less slab, foundations, supports and other customarily excluded improvements. Our tenants are generally required to maintain general liability coverage varying between $1,000,000 and $10,000,000 depending on the tenant and the industry in which it operates.

        In addition to the indemnities and required insurance policies identified above, many of our properties are also covered by flood and earthquake insurance policies (subject to substantial deductibles) obtained and paid for by the tenants as part of their risk management programs. Additionally, we have obtained blanket liability, flood and earthquake (subject to substantial deductibles) and property damage insurance policies to protect us and our properties against loss should the indemnities and insurance policies provided by the tenants fail to restore the properties to their condition prior to a loss. However, should a loss occur that is uninsured or in an amount exceeding the combined aggregate limits for the policies noted above, or in the event of a loss that is subject to a substantial deductible under an insurance policy, we could lose all or part of our capital invested in, and anticipated revenue from, one or more of the properties, which could have a material adverse effect on our results of operations or financial condition and on our ability to pay the principal of and interest on our debt securities and other indebtedness and to make distributions to our stockholders.

Compliance with the Americans With Disabilities Act of 1990 and fire, safety, and other regulations may require us to make unintended expenditures that could adversely impact our results of operations.

        Our properties are generally required to comply with the Americans with Disabilities Act of 1990, or the ADA. The ADA has separate compliance requirements for "public accommodations" and

"commercial facilities," but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants. The retailers to whom we lease properties are obligated by law to comply with the ADA provisions, and we believe that these retailers may be obligated to cover costs associated with compliance. If required changes involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, the ability of these retailers to cover costs could be adversely affected and we could be required to expend our own funds to comply with the provisions of the ADA, which could materially adversely affect our results of operations or financial condition and our ability to pay the principal of and interest on our debt securities and other indebtedness and to make distributions to our stockholders. In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements and these expenditures could materially adversely affect our results of operations or financial condition and our ability to pay the principal of and interest on our debt securities and other indebtedness and to make distributions to our stockholders.

Property taxes on our properties may increase without notice.

        Each of our properties is subject to real property taxes. The real property taxes on our properties and any other properties that we develop or acquire in the future may increase as property tax rates change and as those properties are assessed or reassessed by tax authorities.

Matters pertaining to particular properties and tenants.

        Twenty-six of our properties were available for sale or lease at December 31, 2003, 25 of which are single-tenant properties and one of which is a multi-tenant property. Seventeen of the properties had been previously leased to child care operators, five to restaurant operators, one to an automotive service operator, one (which is a multi-tenant property) to a grocery store operator, one to a home improvement operator and one to a shoe store operator. At December 31, 2003, 19 of our properties under lease were unoccupied and available for sublease by the tenants, all of which were current with their rent and other obligations.

        For 2003, our largest tenant was Children's World Learning Centers which accounted for approximately 8.2% of our rental revenue. Children's World Learning Centers operates child care facilities. However, as a result of acquisitions during 2003, The Pantry, Inc., an operator of convenience stores, was our largest tenant at December 31, 2003 based on annualized rental revenue. At December 31, 2003, The Pantry, Inc. accounted for 7.8% of our annualized rental revenue and Children's World accounted for 7.3% of our annualized rental revenue. Annualized rental revenue is calculated by multiplying the monthly contractual base rent for each of the applicable properties by 12 and adding the previous 12 month's historic percentage rent, excluding properties owned by Crest Net. In general, a downturn in the convenience store or child care industries, whether nationwide or limited to specific sectors of the United States, could adversely affect these tenants and other tenants in these industries, which in turn could materially adversely affect our financial position and results of operations and our ability to pay the principal of and interest on our debt securities and other indebtedness and to make distributions to stockholders. In addition, a substantial number of our properties are leased to middle market retail chains which generally have more limited financial and other resources than certain upper market retail chains, and therefore are more likely to be adversely affected by a downturn in their respective businesses or in the regional or national economy generally.

        Our tenants in the child care, convenience store and restaurant industries accounted for approximately 17.8%, 13.3% and 11.8%, respectively, of our rental revenue during 2003. Based on annualized rental revenue at December 31, 2003, tenants in the child care, convenience store and restaurant industries accounted for approximately 15.3%, 15.9% and 10.5%, respectively, of our annualized rental revenue. A downturn in any of these industries generally, whether nationwide or limited to specific sectors of the United States, could adversely affect tenants in those industries, which in turn could materially adversely affect our financial position and results of operations and our ability to pay the principal of and interest on our debt securities and other indebtedness and to make distributions to our stockholders. Individually, each of the other industries in our property portfolio accounted for less than 10% of both our rental revenue for 2003 and our annualized rental revenue as of December 31, 2003.

Our charter contains provisions that may delay, defer or prevent a change of control transaction.

        Our charter contains restrictions upon ownership of our common stock.    Our charter restricts any person from acquiring actual or constructive ownership of more than 9.8% (in value or number of shares, whichever is more restrictive) of our outstanding common stock. See "Restrictions on Ownership and Transfers of Stock." This provision, although intended to assist us in maintaining our status as a REIT for federal and/or state income tax purposes, could have anti-takeover effects and could reduce the possibility that a third party will attempt to acquire control of Realty Income.

        Our board of directors is divided into classes that serve staggered terms.    Our board of directors is divided into three classes with staggered terms. The staggered terms for directors may reduce the possibility of a tender offer or an attempt to complete a change of control transaction even if a tender offer or a change in control were in our stockholders' interests.

        We could issue preferred stock without stockholder approval.    Our charter authorizes our board of directors to issue up to 20,000,000 shares of preferred stock, including convertible preferred stock, without stockholder approval. The board of directors may establish the preferences, rights and other terms of any preferred stock we may issue, including the right to vote and the right to convert into common stock any shares issued. The issuance of preferred stock could delay or prevent a tender offer or a change of control even if a tender offer or a change of control were in our stockholders' interests. In addition, we have designated and authorized the issuance of up to 1,000,000 shares of Class A Junior Participating Preferred Stock in connection with our stockholder rights plan. As of March 10, 2004, we had outstanding 2,745,700 shares of 9.375% Class B Cumulative Redeemable Preferred Stock and 1,380,000 shares of 9.50% Class C Cumulative Redeemable Preferred Stock. See "General Description of Preferred Stock."

        We have a stockholder rights plan.    Each share of our common stock includes the right to purchase one one-hundredth (1/100th) of a share of our Class A Junior Participating Preferred Stock. The rights have anti-takeover effects and would cause substantial dilution to a person or group that attempts to acquire us on terms that our board of directors does not approve. We may redeem the shares for $0.01 per right prior to the time that a person or group has acquired beneficial ownership of 15% or more of our outstanding common stock. Therefore, the rights should not interfere with any merger or business combination approved by our board of directors. See "Stockholder Rights Plan."

        The ownership restrictions contained in our charter, the staggered terms for directors, the future issuance of preferred stock and our stockholder rights plan may:

  •
  delay or prevent a change of control over us, even if a change of control might be beneficial to our stockholders;

  •
  deter tender offers that may be beneficial to our stockholders; or

  •
  limit stockholders' opportunity to receive a potential premium for their shares if an investor attempted to acquire us or otherwise to effect a change of control.

Terrorist attacks and other acts of violence or war may affect the value of our debt and equity securities, the markets in which we operate and our results of operations.

        Terrorist attacks may negatively affect our operations and your investment. There can be no assurance that there will not be further terrorist attacks against the United States or United States businesses. These attacks or armed conflicts may directly impact our physical facilities or the businesses of our tenants.

        Also, the United States is currently engaged in an armed conflict in Iraq which could have an impact on our tenants. The consequences of this or any other armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment.

        More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and worldwide financial markets and economy. They also could result in or prolong an economic recession in the U.S. or abroad. Any of these occurrences could have a significant adverse impact on our operating results and revenues and on the market price of our capital stock and on the value of our debt securities, and may have a material adverse effect on our ability to pay the principal of and interest on our debt securities and other indebtedness and to make distributions to our stockholders.

Other general risks

        Effect of market interest rates on the price of our capital stock and the value of our debt securities.    One of the factors that influences the price of our capital stock in public trading markets is the annual yield from distributions on our capital stock as compared to yields on other financial instruments. Thus, an increase in market interest rates will result in higher yields on other financial instruments, which could adversely affect the market price of our capital stock. An increase in market interest rates would also be likely to have an adverse effect on the value of our debt securities.

        Risks of debt financing.    At March 19, 2004, we had borrowings of approximately $103.2 million outstanding under our $250 million acquisition credit facility and $110 million in aggregate principal amount of our 7 3/4% Notes due 2007, $100 million in aggregate principal amount of our 8 1/4% Monthly Income Senior Notes due 2008, $20 million in aggregate principal amount of our 8% Notes due 2009, $100 million in aggregate principal amount of our 5 3/8% Senior Notes due 2013 and $150 million in aggregate principal amount of our 5 1/2% Senior Notes due 2015 were outstanding. As a result, we will be subject to risks associated with debt financing, including the risk that our cash flow could be insufficient to meet required payments on our debt, particularly in light of the fact that the interest rate on our credit facility is variable and could increase over time, and the risk that we may be unable to refinance or repay our debt as it comes due. In addition, our credit facility provides that, in the event of a failure to pay principal or interest on borrowings thereunder when due (subject to any applicable grace period), we and our subsidiaries may not pay any dividends on our capital stock, including the common stock. If this were to occur, it would likely have a material adverse effect on the market price of our capital stock and could have a material adverse effect on the value of our debt securities.

        Dependence on key personnel.    We depend on the efforts of our executive officers and key employees. The loss of the services of any of our executive officers and key employees could have a material adverse effect on our results of operations or financial condition and on our ability to pay the principal of and interest on our debt securities and other indebtedness and to make distributions to our stockholders. It is possible that we will not be able to recruit additional personnel with equivalent experience in the retail, net-leasing industry.

        Dilution of common stock.    Our future growth will depend in large part upon our ability to raise additional capital. If we were to raise additional capital through the issuance of equity securities, the interests of holders of common stock could be diluted. The interests of our common stockholders could also be diluted by the issuance of shares of common stock upon the exercise of outstanding options or pursuant to stock incentive plans. Likewise, our Board of Directors is authorized to cause Realty Income to issue preferred stock in one or more series, entitled to such dividends and voting and other rights as the Board of Directors may determine. Accordingly, the Board of Directors may authorize the issuance of preferred stock with voting, dividend and other similar rights that could dilute, or otherwise adversely affect, the interests of holders of our common stock.

USE OF PROCEEDS

        Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities for general corporate purposes, which may include, among other things, the repayment of indebtedness, the development and acquisition of additional properties and other acquisition transactions, and the expansion and improvement of certain properties in our portfolio.

RATIOS OF EARNINGS TO FIXED CHARGES

        The following table sets forth ratios of earnings to fixed charges for the periods shown. The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of net income before interest expense. Fixed charges consist of interest costs (including capitalized interest) and the amortization of debt issuance costs. In computing the ratios of earnings to combined fixed charges and preferred stock dividends, preferred stock dividends consist of dividends on our 9.375% Class B cumulative redeemable preferred stock and 9.50% Class C cumulative redeemable preferred stock.

	Year Ended December 31,
	1999		2000		2001		2002		2003
Ratio of Earnings to Fixed Charges	2.7	x	2.6	x	3.5	x	4.3	x	4.1	x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	2.3	x	2.0	x	2.6	x	3.0	x	3.0	x

DESCRIPTION OF DEBT SECURITIES

General

        This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement or a pricing supplement. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. Our debt securities will be our direct obligations and they may be secured or unsecured, senior or subordinated indebtedness. We may issue our debt securities under one or more indentures and each indenture will be dated on or before the issuance of the debt securities to which it relates. Additionally, each indenture must be in the form filed as an exhibit to the Registration Statement containing this prospectus or in a form incorporated by reference to this prospectus in a post-effective amendment to the Registration Statement or a Form 8-K. The form of indenture is subject to any amendments or supplements that may be adopted from time to time. We will enter into each indenture with a trustee and the trustee for each indenture may be the same. The indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. Because this description of debt securities is a summary, it does not contain all the information that may be important to you. You should read all provisions of our indenture and our debt securities to assure that you have all the important information you need to make any required decisions. All capitalized terms used, but not defined, in this section shall have the meanings set forth in the applicable indenture.

Terms

        The particular terms of any series of our debt securities will be described in a prospectus supplement. Additionally, any applicable modifications of or additions to the general terms of our debt securities described this prospectus and in the applicable indenture will also be described in a prospectus supplement. Accordingly, for a description of the terms of any series of our debt securities, you must refer to both the prospectus supplement relating to those debt securities and the description of the debt securities set forth in this prospectus. If any particular terms of our debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then those terms as set forth in the relevant prospectus supplement will control.

        Except as set forth in any prospectus supplement, our debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by our Board of Directors, a committee of the Board of Directors or as set forth in the applicable indenture or one or more supplements to the indenture. All of our debt securities of one series need not be issued at the same time, and unless otherwise provided, a series may be reopened for issuance of additional debt securities without the consent of the holders of the debt securities of that series.

        Each indenture will provide that we may, but need not, designate more than one trustee for the indenture, each with respect to one or more series of our debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of our debt securities, and a successor trustee may be appointed to act with respect to that series. If two or more persons are acting as trustee to different series of our debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee and, except as otherwise indicated in this prospectus, any action taken by a trustee may be taken by that trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

        This summary sets forth certain general terms and provisions of the indenture and our debt securities. For a detailed description of a specific series of debt securities, you should consult the prospectus supplement for that series. The prospectus supplement will contain all of the following information:

           (1)  the title of those debt securities;

           (2)  the aggregate principal amount of those debt securities and any limit on the aggregate principal amount;

           (3)  the price (expressed as a percentage of the principal amount of those debt securities) at which those debt securities will be issued and, if other than the principal amount of those debt securities, the portion of the principal amount payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of those debt securities that is convertible into common stock or preferred stock, or the method by which any convertible portion of those debt securities shall be determined;

           (4)  if those debt securities are convertible, the terms on which they are convertible, including the initial conversion price or rate and conversion period and, in connection with the preservation of our status as a REIT, any applicable limitations on the ownership or transferability of the common stock or the preferred stock into which those debt securities are convertible;

           (5)  the date or dates, or the method for determining the date or dates, on which the principal of those debt securities will be payable;

           (6)  the rate or rates (which may be fixed or variable), or the method by which the rate or rates shall be determined, at which those debt securities will bear interest, if any;

           (7)  the date or dates, or the method for determining the date or dates, from which any interest will accrue, the dates upon which that interest will be payable, the record dates for payment of that interest, or the method by which any of those dates shall be determined, the persons to whom that interest shall be payable, and the basis upon which that interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

           (8)  the place or places where the principal of (and premium, if any) and interest, if any, on debt securities will be payable, where debt securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon us relating to debt securities and the indenture may be served;

           (9)  the period or periods, if any, within which, the price or prices at which and the terms and conditions upon which those debt securities may be redeemed, as a whole or in part, at our option;

         (10)  our obligation, if any, to redeem, repay or purchase those debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of those debt securities, and the period or periods within which, the price or prices at which and the terms and conditions upon which those debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to this obligation;

         (11)  if other than U.S. dollars, the currency or currencies in which those debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

         (12)  whether the amount of payments of principal of (and premium, if any) or interest, if any, on those debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which those amounts shall be determined;

         (13)  whether those debt securities will be issued in certificated and/or book-entry form, and, if in book-entry form, the identity of the depositary for those debt securities;

         (14)  whether those debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

         (15)  the applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable indenture, or any modification of the indenture;

         (16)  any deletions from, modifications of or additions to the events of default or our covenants with respect to those debt securities;

         (17)  whether and under what circumstances we will pay any additional amounts on those debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem those debt securities in lieu of making this payment;

         (18)  the subordination provisions, if any, relating to those debt securities;

         (19)  the provisions, if any, relating to any security provided for those debt securities; and

         (20)  any other terms of those debt securities.

        If the applicable prospectus supplement provides, we may issue the debt securities at a discount below their principal amount and provide for less than the entire principal amount of the debt securities to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In those cases, any material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

Denominations, Interest, Registration and Transfer

        Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples of $1,000.

        Unless otherwise described in the applicable prospectus supplement, we will pay the principal of (and premium, if any) and interest on any series of debt securities at the applicable trustee's corporate trust office, the address of which will be set forth in the applicable prospectus supplement; provided, however, that, unless otherwise provided in the applicable prospectus supplement, we may make interest payments (1) by check mailed to the address of the person entitled to the payment as that address appears in the applicable register for those debt securities, or (2) by wire transfer of funds to the person at an account maintained within the United States.

        Subject to certain limitations imposed on debt securities issued in book-entry form, the debt securities of any series will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of those debt securities at the office of any transfer agent we designate for that purpose. In addition, subject to certain limitations imposed on debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion or registration of transfer thereof at the office of any transfer agent we designate for that purpose. Every debt security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer and the person requesting that transfer must provide evidence of title and identity satisfactory to us and the applicable transfer agent. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may at any time rescind the designation of any transfer agent appointed with respect to the debt securities of any series or approve a change in the location through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents with respect to any series of debt securities.

        Neither we nor any trustee shall be required to

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  issue, register the transfer of or exchange debt securities of any series if that debt security may be among those selected for redemption during a period beginning at the opening of business 15 days before the mailing or first publication, as the case may be, of notice of redemption of those debt securities and ending at the close of business on

            1.     the day of mailing of the relevant notice of redemption if the debt securities of that series are issuable only in registered form, or

            2.     the day of the first publication of the relevant notice of redemption if the debt securities of that series are issuable in bearer form, or

            3.     the day of mailing of the relevant notice of redemption if those debt securities are issuable in registered form and there is no publication; or

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  register the transfer of or exchange any debt security in registered form, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; or

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  exchange any debt security in bearer form so selected for redemption, except in exchange for a debt security of that series in registered form that is simultaneously surrendered for redemption; or

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  issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the holder's option, except the portion, if any, of that debt security not to be so repaid.

Merger, Consolidation or Sale of Assets

        Each indenture will provide that we will not consolidate with, sell, lease or convey all or substantially all of our assets to, or merge with or into, any person unless

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  either we shall be the continuing entity, or the successor person (if not us) formed by or resulting from the consolidation or merger or which shall have received the transfer of the assets shall be a corporation organized and existing under the laws of the United States or any State thereof and shall expressly assume (1) our obligation to pay the principal of (and premium, if any) and interest on all the debt securities issued under the indenture and (2) the due and punctual performance and observance of all the covenants and conditions contained in the indenture and in the debt securities;

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  immediately after giving effect to the transaction and treating any indebtedness that becomes our obligation or the obligation of any Subsidiary as a result of the transaction as having been incurred, and treating any liens on any property or assets of ours or any Subsidiary that are incurred, created or assumed as a result of the transaction as having been created, incurred or assumed, by us or the Subsidiary at the time of the transaction, no event of default under the indenture, and no event that, after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

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  an officers' certificate and legal opinion covering these conditions shall be delivered to the trustee.

Certain Covenants

        Existence.    Except as permitted under the heading above, entitled "—Merger, Consolidation or Sale of Assets," we will be required under each indenture to do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, all material rights (by charter, bylaws and statute) and all material franchises; provided, however, that we shall not be required to preserve any right or franchise if our Board of Directors determines that the preservation thereof is no longer desirable in the conduct of our business.

        Maintenance of Properties.    Each indenture will require us to cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will require us to cause to be made all necessary repairs, renewals, replacements, betterments and improvements to those properties, as in our judgment may be necessary so that the business carried on in connection with those properties may be properly and advantageously conducted at all times; provided, however, that we and our Subsidiaries shall not be prevented from selling or otherwise disposing of these properties for value in the ordinary course of business.

        Insurance.    Each indenture will require us and each of our Subsidiaries to keep in force upon all of our properties and operations policies of insurance carried with responsible companies in amounts and covering all risks as shall be customary in the industry in accordance with prevailing market conditions and availability.

        Payment of Taxes and Other Claims.    Each indenture will require us to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed on us, our income, profits or property, or any Subsidiary, its income, profits or property and (b) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon our property or the property of any Subsidiary; provided, however, that we shall not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which we are contesting in good faith through appropriate proceedings.

        Provisions of Financial Information.    Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will be required by each indenture, within 15 days after each of the respective dates by which we would have been required to file annual reports, quarterly reports and other documents with the Commission if we were subject to those Sections of the Exchange Act to:

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  transmit by mail to all holders of debt securities issued under the indenture, as their names and addresses appear in the applicable register for those debt securities, without cost to the holders, copies of the annual reports, quarterly reports and other documents that we would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those Sections;

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  file with the applicable trustee copies of the annual reports, quarterly reports and other documents that we would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those Sections; and

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  supply promptly, upon written request and payment of the reasonable cost of duplication and delivery, copies of these documents to any prospective holder of the debt securities.

        Except as may otherwise be provided in the prospectus supplement relating to any series of debt securities, the term "Subsidiary", as used in the indenture means any other Person of which more than 50% of (a) the equity or other ownership interests or (b) the total voting power of shares of capital stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or general or managing partners thereof is at the time owned by us or one or more of our Subsidiaries or a combination thereof.

        Additional Covenants.    If we make any additional covenants with respect to any series of debt securities, those covenants will be set forth in the prospectus supplement relating to those debt securities.

Events of Default, Notice and Waiver

        Unless otherwise provided in the applicable indenture, each indenture will provide that the following events are "events of default" for any series of debt securities issued under it:

          (1)   default for 30 days in the payment of any installment of interest on any Debt Security of that series;

          (2)   default in the payment of the principal of (or premium, if any, on) any Debt Security of that series when due, whether at stated maturity or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise;

          (3)   default in making any sinking fund payment as required for any Debt Security of that series;

          (4)   default in the performance of any of our other covenants contained in the indenture (other than a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than that series), which continues for 60 days after we receive written notice from the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series;

          (5)   default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or any of our Subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $25,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our Subsidiaries (including such leases, but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $25,000,000, whether the indebtedness exists at the date of the relevant indenture or shall thereafter be created, which default shall have resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or which default shall have resulted in the obligation being accelerated, without the acceleration having been rescinded or annulled;

          (6)   certain events of bankruptcy, insolvency or reorganization with respect to us or any of our Significant Subsidiaries; or

          (7)   any other Event of Default provided with respect to a particular series of debt securities.

The term "Significant Subsidiary" as used above has the meaning ascribed to the term in Rule 1-02 of Regulation S-X promulgated under the Securities Act, as the Regulation was in effect on January 1, 1996.

        If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then the applicable trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities or Indexed Securities, that portion of the principal amount as may be specified in the terms thereof) of all the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the applicable trustee if given by the holders). However, at any time after the declaration of acceleration with respect to debt securities of a series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority of the principal amount of the outstanding debt securities of that series may rescind and annul the declaration and its consequences if:

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  we shall have deposited with the applicable trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of that series (other than principal which has become due solely as a result of the acceleration), plus certain fees, expenses, disbursements and advances of the applicable trustee; and

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  all events of default, other than the nonpayment of accelerated principal (or specified portion thereof), premium, if any, and interest with respect to debt securities of that series have been cured or waived as provided in the indenture.

Each indenture will also provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to that series and its consequences, except:

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  a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of that series; or

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  a default in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security of the series affected by the default.

        Each indenture will require each trustee to give notice of a default under the indenture to the holders of debt securities within 90 days unless the default shall have been cured or waived, subject to certain exceptions; provided, however, that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series) if specified Responsible Officers of the trustee consider a withholding to be in those holders' interest.

        Each indenture will provide that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to it, and no direction inconsistent with the written request has been given to the trustee during the 60-day period by holders of a majority in principal amount of the outstanding debt securities of that series. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on those debt securities at the respective due dates thereof.

        Each indenture will provide that, subject to provisions in the Trust Indenture Act of 1939 relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any series of the debt securities then outstanding under the indenture, unless those holders shall have offered to the trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee; provided that the direction shall not conflict with any rule of law or the indenture, and provided further that the trustee may refuse to follow any direction that may involve the trustee in personal liability or that may be unduly prejudicial to the holders of debt securities of that series not joining in the direction to the trustee.

        Within 120 days after the close of each fiscal year, we will be required to deliver to the trustee a certificate, signed by one of several specified officers, stating whether or not the officer has knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof.

Modification of the Indenture

        Modifications and amendments of any indenture will be permitted with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities of each series issued under the indenture affected by the modification or amendment; provided, however, that no modification or amendment may, without the consent of the holder of each debt security affected thereby,

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  change the stated maturity of the principal of, or any installment of principal of, or interest (or premium, if any) on, any debt security;

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  reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any debt security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity of the Original Issue Discount Security or would be provable in bankruptcy, or adversely affect any right of repayment at the option of the holder of any debt security (or reduce the amount of premium payable upon any repayment);

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  change the place of payment, or the coin or currency, for payment of principal of (or premium, if any) or interest on any debt security;

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  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security when due;

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  reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the indenture to waive compliance with certain provisions of the indenture or certain defaults and consequences under the indenture or to reduce the quorum or voting requirements set forth in the indenture; or

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  modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

        The holders of a majority in aggregate principal amount of outstanding debt securities of any series may, on behalf of all holders of debt securities of that series waive, insofar as that series is concerned, our compliance with certain restrictive covenants in the applicable indenture.

        We, along with the trustee, shall be permitted to modify and amend an indenture without the consent of any holder of debt securities for any of the following purposes:

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  to evidence the succession of another person to our obligations under the indenture;

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  to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

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  to add events of default for the benefit of the holders of all or any series of debt securities;

  •
  to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that this action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

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  to change or eliminate any provisions of the indenture, provided that any such change or elimination does not apply to any outstanding debt securities of a series created prior to the date of the amendment or supplement that are entitled to the benefit of that provision;

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  to secure the debt securities;

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  to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion of debt securities into common stock or preferred stock;

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  to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

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  to cure any ambiguity, defect or inconsistency in the indenture or to make any other provisions with respect to matters or questions arising under the indenture, provided, however, that this action shall not adversely affect the interests of holders of debt securities of any series in any material respect; or

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  to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance, covenant defeasance and discharge of any series of debt securities, provided, however, that this action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect.

        Each indenture will provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver described in the indenture or whether a quorum is present at a meeting of holders of debt securities,

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  the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal of that security that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity thereof;

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  the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for the debt security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of the debt security of the amount determined as provided in the first bullet above);

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  the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of the Indexed Security at original issuance, unless otherwise provided with respect to the Indexed Security in the applicable indenture; and

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  debt securities owned by us or any other obligor upon the debt securities or any affiliate of ours or of the other obligor shall be disregarded.

        Each indenture will contain provisions for convening meetings of the holders of debt securities of a series. A meeting may be permitted to be called at any time by the trustee, and also, upon our request or request of the holders of at least 10% in principal amount of the outstanding debt securities of a series, in any case upon notice given as provided in the indenture. Except for any consent or waiver that must be given by the holder of each debt security affected thereby, any resolution presented at a meeting or at an adjourned meeting duly reconvened at which a quorum is present, may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of the series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series. The persons holding or representing a majority in principal amount of the outstanding debt securities of a series shall constitute a quorum for a meeting of holders of that series; provided, however, that if any action is to be taken at a meeting with respect to a consent or waiver that may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of that series, the persons holding or representing the specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum.

        Notwithstanding the foregoing provisions, each indenture will provide that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of that series and one or more additional series: (a) there shall be no minimum quorum requirement for the meeting and (b) the principal amount of the outstanding debt securities of all those series that are entitled to vote in favor of the request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether the request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture.

Discharge, Defeasance and Covenant Defeasance

        Unless otherwise indicated in the applicable prospectus supplement, upon our request any indenture shall cease to be of further effect with respect to any series of debt securities issued under the indenture specified in our request (except as to certain limited provisions of the indenture which shall survive) when either (a) all debt securities of that series have been delivered to the trustee for cancellation or (b) all debt securities of that series have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) and we have irrevocably deposited with the applicable trustee, in trust, funds in the currency or currencies, currency unit or units or composite currency or currencies in which those debt securities are payable an amount sufficient to pay the entire indebtedness on those debt securities in respect of principal (and premium, if any) and interest to the date of the deposit (if those debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

        Each indenture will provide that, unless otherwise indicated in the applicable prospectus supplement, we may elect either to:

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  defease and be discharged from any and all obligations with respect to any series of debt securities (except for the obligation, if any, to pay additional amounts in respect of certain taxes imposed on non-U.S. holders of debt securities and the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold money for payment in trust) ("defeasance"); or

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  be released from our obligations with respect to certain covenants (which will be described in the relevant prospectus supplement) applicable to the debt securities under the applicable indenture (which may include, subject to a limited exception, the covenants described under "—Certain Covenants"), and any omission to comply with these obligations shall not constitute a default or an event of default with respect to those debt securities ("covenant defeasance"), in either case upon our irrevocable deposit with the applicable trustee, in trust, of an amount, in the currency or currencies, currency unit or units or composite currency or currencies in which those debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to those debt securities that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on those debt securities, and any mandatory sinking fund or analogous payments on those debt securities, on the scheduled due dates.

        A trust may only be established if, among other things, we have delivered to the applicable trustee an opinion of counsel (as specified in the applicable indenture) to the effect that the holders of those debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. Additionally, in the case of defeasance, an opinion of counsel must refer to and be based on a ruling of the Internal Revenue Service (the "IRS") or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture. In the event of defeasance, the holders of those debt securities will thereafter be able to look only to the trust fund for payment of principal (and premium, if any) and interest.

        "Government Obligations" means securities that are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or the government which issued the foreign currency in which the debt securities of that series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or the other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of any Government Obligation held by a custodian for the account of the holder of a depository receipt; provided, however, that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depository receipt.

        Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series,

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  the holder of a debt security of that series is entitled to, and does, elect pursuant to the applicable indenture or the terms of that debt security to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made in respect of that debt security or

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  a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which the deposit has been made,

then the indebtedness represented by that debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on that debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of that debt security into the currency, currency unit or composite currency in which the debt security becomes payable as a result of the election or Conversion Event based on the applicable market exchange rate. "Conversion Event" means the cessation of use of:

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  a currency, currency unit or composite currency both by the government of the country which issued the currency and for the settlement of transactions by a central bank or other public institution of or within the international banking community;

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  the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

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  any currency unit or composite currency other than the ECU for the purposes for which it was established.

        In the event we effect a covenant defeasance with respect to any debt securities and those debt securities are declared due and payable because of the occurrence of any event of default, other than an event of default due to a breach of any of the covenants as to which there has been covenant defeasance (which covenants would no longer be applicable to those debt securities as a result of such covenant defeasance), the Government Obligations on deposit with the applicable trustee may not be sufficient to pay amounts due on those debt securities at the time of the acceleration resulting from the event of default. We would, however, remain liable to make payment of the amounts due at the time of acceleration.

        The applicable prospectus supplement may further describe the provisions, if any, permitting the defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion Rights

        The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement relating to those debt securities. The terms will include whether the debt securities are convertible into common stock or preferred stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities and any restrictions on conversion, including restrictions directed at maintaining our REIT status.

Unclaimed Payments

        We will be repaid for all amounts we pay to a paying agent or a trustee for the payment of the principal of or any premium or interest on any debt security that remains unclaimed at the end of two years after the principal, premium or interest has become due and payable, and the holder of that debt security may look only to us for payment of the principal, premium or interest.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to that series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to that series.

DESCRIPTION OF COMMON STOCK

        We have authority to issue 100,000,000 shares of our common stock, $1.00 par value per share. As of March 10, 2004, we had outstanding 38,009,717 shares of our common stock.

General

        The following description of our common stock sets forth certain general terms and provisions of our common stock to which any prospectus supplement may relate, including a prospectus supplement providing that our common stock will be issuable upon conversion of our debt securities or our preferred stock. The statements below describing our common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter and Bylaws.

Terms

        Subject to the preferential rights of any other shares or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of our common stock are entitled to receive dividends when, as and if authorized by our board of directors and declared by us out of assets legally available therefor. The terms of our outstanding preferred stock provide in general that if we fail to declare or pay full cumulative dividends on that preferred stock for all past dividend periods and the then current dividend period, no dividends or distributions on our common stock (other than dividends payable in shares of common stock or other shares of our capital stock ranking junior to the outstanding preferred stock) may be declared or paid nor may we purchase or otherwise acquire any of our common stock (except in exchange for other capital stock ranking junior to the outstanding preferred stock and except for certain purchases of our stock for the purpose of preserving our qualification as a REIT for federal and/or state income tax purposes). Payment and authorization of dividends on our common stock and purchases of those shares by us may also be subject to certain restrictions if we fail to pay dividends on any other preferred stock we may issue in the future. If we were to experience liquidation, dissolution or winding up, holders of our common stock would be entitled to share equally and ratably in any assets available for distribution to them, after payment or adequate provision for payment of our debts and other liabilities and the preferential amounts owing with respect to our outstanding preferred stock.

        Subject to the provisions of our charter regarding the restrictions on transfer of stock (See "Restrictions on Ownership and Transfers of Stock" below), each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. Our board of directors is divided into three classes of directors. The terms of the Class I, Class II and Class III directors will next expire in 2004, 2005 and 2006, respectively. Each class is chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. The staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of us even though a tender offer or change in control might be in the best interest of the stockholders.

        Holders of our common stock do not have cumulative voting rights in the election of directors, which means that holders of more than 50% of all the shares of our common stock voting for the election of directors can elect all the directors of the class standing for election at the time if they choose to do so and the holders of the remaining shares cannot elect any directors of that class. Holders of shares of common stock do not have preemptive rights, which means they have no right under the charter, Bylaws, or Maryland law to acquire any additional shares of common stock that may be issued by us at a subsequent date. Holders of shares of common stock have no preference, conversion, exchange, sinking fund, or redemption rights. Under Maryland law, stockholders generally are not liable for the corporation's debts or obligations. All shares of common stock now outstanding are, and additional shares of common stock offered will be when issued, fully paid and nonassessable.

        Under the Maryland General Corporation Law, or MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Our charter provides that any such action shall be effective if approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

        Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Maryland Business Combination Law

        Under the MGCL, certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares, or an affiliate or associate of the corporation who beneficially owned ten percent or more of the voting power at any time within the preceding two years, in each case referred to as an interested stockholder, or an affiliate thereof are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be approved by two super-majority stockholder votes unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its common shares. The business combination provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the Board of Directors prior to the time that the interested stockholder becomes an interested stockholder. These provisions of the MGCL may delay, defer or prevent a transaction or a change in control of us that might involve a premium price for the common stock or otherwise be in the best interests of the stockholders.

Maryland Control Share Acquisitions Law

        The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power; (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any and all of the control shares (except those for which the voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        "Control share acquisition" does not include (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) acquisitions exempted by the charter or bylaws of the corporation, adopted at any time before the acquisition of the shares.

        As permitted by the MGCL, the Bylaws contain a provision exempting us from the control share acquisition statute. That Bylaw provision states that the control share statute shall not apply to any acquisition by any person of shares of our stock. There can be no assurance that such provision will not be amended or eliminated by the Board of Directors at any time in the future.

Restrictions on Ownership

        For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, not more than 50% in value of our outstanding stock may be owned, actually or constructively, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement and certain other requirements relating to our tax status as a REIT, we may take certain actions to limit the actual, beneficial or constructive ownership by a single person or entity of our outstanding equity securities. See "Restrictions on Ownership and Transfers of Stock" below.

Transfer Agent

        The registrar and transfer agent for our common stock is The Bank of New York.

GENERAL DESCRIPTION OF PREFERRED STOCK

        We are authorized to issue 20,000,000 shares of preferred stock, $1.00 par value per share. As of March 10, 2004, we had outstanding 2,745,700 shares of 9 3/8% Class B cumulative redeemable preferred stock and 1,380,000 shares of 9 1/2% Class C cumulative redeemable preferred stock. In addition, our board of directors has authorized the issuance of 1,000,000 shares of our Class A Junior Participating Preferred Stock (the "Class A Preferred Stock") pursuant to our stockholder rights plan, although no shares of such class are currently outstanding. See "Stockholder Rights Plan."

General

        The following description of our preferred stock sets forth certain general terms and provisions of our preferred stock to which any prospectus supplement may relate. The statements below describing our preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter (including the applicable articles supplementary designating the terms of a series of preferred stock) and our bylaws. You should review the articles supplementary for the Class B cumulative redeemable preferred stock and the articles supplementary for the Class C cumulative redeemable preferred stock, copies of which may be obtained as described below under "Where You Can Find More Information."

        Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any class or series. Prior to issuance of shares of each series, our board is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest. Any additional preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The following discussion is applicable to any additional preferred stock that we may issue.

        You should refer to the prospectus supplement relating to the preferred stock offered thereby for specific terms of and other information concerning the preferred stock, including:

           (1)  the title of the preferred stock;

           (2)  the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

           (3)  the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

           (4)  whether the preferred stock is cumulative or not and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

           (5)  the procedures for any auction and remarketing, if any, for the preferred stock;

           (6)  the provision for a sinking fund, if any, for the preferred stock;

           (7)  any voting rights of the preferred stock;

           (8)  the provision for redemption, if applicable, of the preferred stock;

           (9)  any listing of the preferred stock on any securities exchange;

         (10)  the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation thereof);

         (11)  a discussion of federal income tax considerations applicable to the preferred stock;

         (12)  any limitations on actual, beneficial or constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve our REIT status;

         (13)  the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

         (14)  whether liquidation preferences on preferred stock will be counted as liabilities of ours in determining whether distributions to junior stockholders can be made under the MGCL;

         (15)  any limitations on issuance of any series or class of preferred stock ranking senior to or on a parity with such series or class of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

         (16)  any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank

        Unless otherwise specified in the applicable prospectus supplement, the preferred stock of any series or class will rank, with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

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  senior to all classes or series of our common stock, to the Class A Preferred Stock and to all other equity securities issued by us other than equity securities referred to in the two immediately following bullet points;

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  on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the preferred stock of such series or class with respect to rights to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up; and

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  junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the preferred stock of such series or class with respect to rights to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up.

For these purposes, the term "equity securities" does not include convertible debt securities.

Dividends

        Holders of shares of our preferred stock of each series or class shall be entitled to receive, when, as and if authorized by our board of directors and declared by us, out of our assets legally available for payment, cash dividends at rates and on dates as will be set forth in the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on our stock transfer books on the record dates as shall be fixed by our board of directors.

        Dividends on any series or class of our preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to authorize a dividend payable on a dividend payment date on any series or class of preferred stock for which dividends are noncumulative, then the holders of such series or class of preferred stock will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series or class are declared or paid for any future period.

        If any shares of preferred stock of any series or class are outstanding, no full dividends shall be declared or paid or set apart for payment on the preferred stock of any other series or class ranking, as to dividends, on a parity with or junior to the preferred stock of that series or class for any period unless:

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  if the series or class of preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the preferred stock of such series or class for all past dividend periods and the then current dividend period; or

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  if the series or class of preferred stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or authorized and a sum sufficient for the payment thereof is set apart for the payment on the preferred stock of such series or class.

        When dividends are not paid in full (or a sum sufficient for the full payment is not set apart) upon the shares of preferred stock of any series or class and the shares of any other series or class of preferred stock ranking on a parity as to dividends with the preferred stock of that series or class, then all dividends declared on shares of preferred stock of that series or class and any other series or class of preferred stock ranking on a parity as to dividends with that preferred stock shall be declared pro rata so that the amount of dividends declared per share on the preferred stock of that series or class and such other series or class of preferred stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of preferred stock of such series or class (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) and such other series or class of preferred stock (which, in the case of such other series or class of preferred stock, shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other series or class of preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of such series or class that may be in arrears.

        Except as provided in the immediately preceding paragraph, unless: if that series or class of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of such series or class have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period; or if that series or class of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series or class have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, then no dividends (other than in the common stock or other stock of ours ranking junior to the preferred stock of that series or class as to dividends and as to the distribution of assets upon liquidation, dissolution or winding up of us) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made on the common stock or any other class or series of stock of ours ranking junior to or on a parity with the preferred stock of that series or class as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of us, nor shall any shares of the common stock or any other stock of ours ranking junior to or on a parity with the preferred stock of that series or class as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of us be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by us (except by conversion into or exchange for other stock of ours ranking junior to the preferred stock of that series or class as to dividends and as to the distribution of assets upon liquidation, dissolution or winding up of us); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of our stock to preserve our status as a REIT for federal and/or state income tax purposes.

        Any dividend payment made on shares of a series or class of preferred stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of that series or class that remains payable.

Redemption

        If the applicable prospectus supplement so states, the shares of preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case on the terms, at the times and at the redemption prices set forth in that prospectus supplement.

        The prospectus supplement relating to a series or class of preferred stock that is subject to mandatory redemption will specify the number of shares of that preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon (which shall not, if such preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series or class is payable only from the net proceeds of the issuance of our stock, the terms of that preferred stock may provide that, if no such stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, that preferred stock shall automatically and mandatorily be converted into shares of our applicable stock pursuant to conversion provisions specified in the applicable prospectus supplement.

        Notwithstanding the foregoing, unless:

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  if the series or class of preferred stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series or class of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period; and

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  if the series or class of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of that series or class have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, then no shares of that series or class of preferred stock shall be redeemed unless all outstanding shares of preferred stock of that series or class are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of preferred stock of that series or class to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of that series or class. In addition:

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  if the series or class of preferred stock has a cumulative dividend, full cumulative dividends on all outstanding shares of that series or class of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period; and

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  if that series or class of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of that series or class have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, we shall not purchase or otherwise acquire directly or indirectly any shares of preferred stock of such series or class (except by conversion into or exchange for stock of ours ranking junior to the preferred stock of that series or class as to dividends and upon liquidation, dissolution and winding up of us);

provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of preferred stock of such series or class to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of that series or class.

        If fewer than all the outstanding shares of preferred stock of any series or class are to be redeemed, the number of shares to be redeemed will be determined by us and those shares to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by us, but that will not result in the automatic transfer of any shares of preferred stock of such series or class to a trust in order to avoid adversely affecting our REIT status.

        Notice of redemption will be mailed at least 30, but not more than 60, days before the redemption date to each holder of record of a share of preferred stock of any series or class to be redeemed at the address shown on our stock transfer books. Each notice shall state:

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  The redemption date;

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  The number of shares and series or class of the preferred stock to be redeemed;

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  The redemption price;

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  The place or places (which shall include a place in the Borough of Manhattan, The City of New York) where certificates for the preferred stock are to be surrendered for payment of the redemption price;

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  That dividends on the shares to be redeemed will cease to accumulate on the redemption date; and

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  The date on which the holder's conversion rights, if any, as to those shares shall terminate.

        If fewer than all the shares of preferred stock of any series or class are to be redeemed, the notice mailed to each holder thereof shall also specify the number of shares of preferred stock to be redeemed from such holder and, upon redemption, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. If notice of redemption of any shares of preferred stock has been given and if the funds necessary for the redemption have been irrevocably set aside by us in trust for the benefit of the holders of the shares of preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of preferred stock, such shares of preferred stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus accrued and unpaid dividends, if any.

        Notwithstanding the foregoing and except as otherwise may be required by law, the persons who were holders of record of shares of any class or series of preferred stock at the close of business on a record date for the payment of dividends will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the redemption of those shares after the record date and on or prior to the dividend payment date or our default in the payment of the dividend due on that dividend payment date. In that case, the amount payable on the redemption of those shares of preferred stock will not include that dividend. Except as provided in the preceding sentence and except to the extent that accrued and unpaid dividends are payable as part of the redemption price, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of preferred stock called for redemption.

        Subject to applicable law and the limitation on purchases when dividends on a series or class of preferred stock are in arrears, we may, at any time and from time to time, purchase any shares of such series or class of preferred stock in the open market, by tender or by private agreement.

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of us, the holders of each series or class of our preferred stock shall be entitled to receive, out of our assets legally available for distribution to our shareholders, a liquidating distribution in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement) applicable to that class or series, plus an amount equal to any accrued and unpaid dividends to the date of payment (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock of such class or series does not have a cumulative dividend), before any distribution or payment will be made to the holders of common stock or any other series or class of stock ranking junior to that series or class of preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of us, but subject to the preferential rights of the holders of shares of any class or series of our stock ranking senior to such series or class of preferred stock with respect to the distribution of assets upon liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of that series or class of preferred stock, as such, will have no right or claim to any of our remaining assets. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the assets legally available therefor are insufficient to pay the full amount of the liquidating distributions payable on all outstanding shares of any series or class of preferred stock and the full amount of the liquidating distributions payable on all shares of any other classes or series of our stock ranking on a parity with that series or class of preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of that series or class of preferred stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

        If liquidating distributions shall have been made in full to all holders of any series or class of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of stock ranking junior to that series or class of preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For those purposes, neither the consolidation or merger of us with or into any other entity, nor the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall be deemed to constitute a liquidation, dissolution or winding up of us.

Voting Rights

        Except as may be set forth in the applicable prospectus supplement, whenever dividends on any shares of preferred stock of any series or class shall be in arrears for six or more quarterly dividend periods, whether or not consecutive, the number of directors constituting our Board of Directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable and with which the preferred stock of such class or series is entitled to vote as a class with respect to the election of such two directors) and the holders of such series or class of preferred stock (voting separately as a class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with such class or series of preferred stock in the election of such two directors) will be entitled to vote for the election of such two additional directors to our Board of Directors at a special meeting called by Realty Income at the request of the holders of record of at least 10% of the outstanding shares of such class or series of preferred stock or by the holders of any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with such class or series of preferred stock in the election of such two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case the vote will be held at the earlier of the next annual or special meeting of stockholders), and at each subsequent annual meeting until all dividends accumulated on shares of preferred stock of that class or series for all past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In that case, the right of the preferred stock of that class or series to elect those two directors will cease and (unless there are one or more other classes or series of preferred stock upon which like voting rights have been conferred and remain exercisable) the term of office of the two directors will automatically terminate and the number of directors constituting the Board of Directors will be reduced accordingly.

        If a special meeting is not called by us within 30 days after a request from the holders of preferred stock as described above, then the holders of record of at least 10% of the outstanding shares of any class or series of preferred stock upon which such voting rights have been conferred and are exercisable may designate a holder to call the meeting at our expense.

        So long as any shares of any class or series of preferred stock remain outstanding, we shall not, without the consent or the affirmative vote of the holders of at least two-thirds of the shares of such class or series of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (with such series or class of preferred stock voting separately as a class):

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  Authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking senior to that series or class of preferred stock with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up, or reclassify any of our authorized stock into any such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any such shares;

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  Amend, alter or repeal any of the provisions of our charter, including the articles supplementary for such series or class of preferred stock, so as to materially and adversely affect any right, preference, privilege or voting power of such series or class of preferred stock or the holders thereof; or

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  Enter into any share exchange that affects such series or class of preferred stock or consolidate with or merge into any other entity, or permit any other entity to consolidate with or merge into us, unless in each such case described in this bullet point each share of such series or class of preferred stock remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving or resulting entity having preferences, rights, dividends, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption identical to those of such series or class of preferred stock;

provided that any amendment to our charter to authorize any increase in the amount of the authorized preferred stock or common stock or the creation or issuance of any other class or series of preferred stock or any increase in the amount of authorized or outstanding shares of such series or class or any other series or class of preferred stock, in each case ranking on a parity with or junior to the preferred stock of such series or class with respect to payment of dividends and the distribution of assets upon liquidation, dissolution and winding up, shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of that series or class of preferred stock or the holders thereof.

        The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of such series or class of preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect the redemption.

Conversion Rights

        The terms and conditions, if any, upon which shares of any series or class of preferred stock are convertible into shares of common stock will be set forth in the applicable prospectus supplement. The terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred stock.

Restrictions on Ownership

        For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement and certain other requirements relating to our tax status as a REIT, the articles supplementary establishing any class or series of preferred stock will contain provisions, which will be described in the applicable prospectus supplement, intended to limit the actual, beneficial or constructive ownership by a single person or entity of our outstanding equity securities.

Transfer Agent

        The transfer agent and registrar for any series or class of preferred stock will be set forth in the applicable prospectus supplement.

RESTRICTIONS ON OWNERSHIP AND TRANSFERS OF STOCK

Internal Revenue Code Requirements

        To maintain our REIT status under the Code, no more than 50% in value of our outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. In addition, if we, or an owner of 10% or more of us, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent received by us (either directly or through any such partnership) from that tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT's stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

Transfer Restrictions in Charter

        Because we expect to continue to qualify as a REIT, our charter contains restrictions on the ownership and transfer of common stock which are intended to assist us in complying with applicable Code requirements. Our charter provides that, subject to certain specified exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by number or value, whichever is more restrictive) of the outstanding shares of common stock, appropriately referred to as the ownership limit. The constructive ownership rules of the Code are complex, and may cause shares of common stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the shares of common stock (or the acquisition of an interest in an entity that owns, actually or constructively, common stock) by an individual or entity, could nevertheless cause that individual or entity, or another individual or entity, to constructively own more than 9.8% of our outstanding common stock and thus violate the ownership limit, or any other limit as provided in our charter or as otherwise permitted by our board of directors. Our board of directors may, but in no event is required to, exempt from the ownership limit a particular stockholder if it determines that such ownership will not jeopardize our status as a REIT. As a condition of such exemption, the board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving the our REIT status.

        Our charter further prohibits (1) any person from actually or constructively owning shares of our stock that would result in our being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT, and (2) any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

        Any person who acquires or attempts to acquire actual or constructive ownership of shares of our stock that would violate any of the foregoing restrictions on transferability and ownership is required to give notice to us immediately and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT and such determination is approved by the holders of two-thirds of all shares entitled to vote on the matter, as required by our charter. Except as otherwise described above, any change in the ownership limit would require an amendment to the charter.

        Our outstanding preferred stock is subject to transfer restrictions similar to those described in this section, and we anticipate that any class or series of preferred stock that we issue in the future will also be subject to similar restrictions.

Effect of Violation of Transfer Provisions

        According to our charter, if any purported transfer of common stock or any other event would otherwise result in any person violating the ownership limit or such other limit as provided in the charter or as otherwise permitted by our board of directors, or result in our being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT, then the number of shares that would otherwise cause such violation or result will be transferred automatically to a trust, the beneficiary of which will be a qualified charitable organization selected by us. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer.

        Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the trust (who shall be designated by us and be unaffiliated with us and any prohibited transferee or prohibited owner) will be required to sell such shares to a person or entity who could own the shares without violating the ownership limit, or any other limit as provided in our charter or as otherwise permitted by our board of directors, and distribute to the prohibited transferee or prohibited owner, as applicable, an amount equal to the lesser of the price paid by the prohibited transferee or prohibited owner for such shares or the net sales proceeds received by the trust for such shares. In the case of any event other than a transfer, or in the case of a transfer for no consideration (such as a gift), the trustee will be required to sell such shares to a qualified person or entity and distribute to the prohibited owner an amount equal to the lesser of the market price (described in our charter) of such shares as of the date of the event resulting in the transfer or the net sales proceeds received by the trust for such shares. In either case, any proceeds in excess of the amount distributable to the prohibited transferee or prohibited owner, as applicable, will be distributed to the beneficiary. Prior to a sale of any such shares by the trust, the trustee will be entitled to receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such shares.

        Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion) (1) to rescind as void any vote cast by a prohibited transferee or prohibited owner, as applicable, prior to the discovery by us that such shares have been transferred to the trust and (2) to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary. However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast that vote. Any dividend or other distribution paid to the prohibited transferee or prohibited owner (prior to the discovery by us that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the beneficiary. In the event that the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the ownership limit or any other limit as provided in our charter or as otherwise permitted by our board of directors, then our charter provides that the transfer of the excess shares will be void.

        In addition, shares of our stock held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (2) the market price on the date we or our designee, accepts such offer. We shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to us, the interest of the beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited transferee or prohibited owner.

        If any purported transfer of shares of common stock would cause us to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to the stock.

        All certificates representing shares of our common stock will bear a legend referring to the restrictions described above. The foregoing ownership limitations could delay, defer or prevent a transaction or a change in control of Realty Income that might involve a premium price for the common stock or otherwise be in the best interest of stockholders.

        As set forth in the Treasury Regulations, every owner of a specified percentage (or more) of the outstanding shares of our stock (including both common stock and preferred stock) must file a completed questionnaire with us containing information regarding their ownership of such shares. Under current Treasury Regulations, the percentage will be set between 0.5% and 5.0%, depending upon the number of record holders of our shares of stock. Under our charter, each stockholder shall upon demand be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership of stock on our status as a REIT and to ensure compliance with the ownership limit, or any other limit as provided in our charter or as otherwise permitted by our board of directors.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
RELATED TO OUR REIT ELECTION

        The following is a summary of the federal income tax considerations related to our REIT election which are anticipated to be material to purchasers of the securities offered by this prospectus. Your tax treatment will vary depending upon the terms of the specific securities that you acquire, as well as your particular situation. This discussion does not attempt to address any aspects of federal income taxation relevant to your ownership of the securities offered by this prospectus. Instead, the material federal income tax considerations relevant to your ownership of the securities offered by this prospectus will be provided in the applicable prospectus supplement that relates to those securities.

        The information in this section is based on:

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  the Internal Revenue Code;

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  current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

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  the legislative history of the Internal Revenue Code;

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  current administrative interpretations and practices of the Internal Revenue Service; and

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  court decisions

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment, and the statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the Internal Revenue Service or if challenged, will be sustained by a court.

        You are urged to consult the applicable prospectus supplement, as well as your tax advisors, regarding the tax consequences to you of:

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  the acquisition, ownership and sale or other disposition of the securities offered under this prospectus, including the federal, state, local, foreign and other tax consequences;

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  our election to be taxed as a REIT for federal income tax purposes; and

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  potential changes in the tax laws.

Taxation of the Company

        General.    We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1994. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 1994. We currently intend to continue to operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Internal Revenue Code, including through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See the section below entitled "—Failure to Qualify."

        The sections of the Internal Revenue Code and corresponding Treasury Regulations that relate to the qualification and operation of a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, relevant rules and Regulations promulgated thereunder, and administrative and judicial interpretations thereof.

        Latham & Watkins LLP has acted as our tax counsel in connection with the filing of this prospectus. Latham & Watkins LLP has rendered an opinion to us dated March 11, 2004 to the effect that, commencing with our taxable year ended December 31, 1994, (i) we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and (ii) our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a certificate provided by one of our officers. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below, the results of which have not been and will not be reviewed by our tax counsel. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year have satisfied or will satisfy those requirements. Our tax counsel has no obligation to update its opinion subsequent to its date. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "—Failure to Qualify".

        Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. We will be required to pay federal income tax, however, as follows:

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  First, we will be required to pay tax at regular corporate tax rates on any undistributed REIT taxable income, including undistributed net capital gains.

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  Second, we may be required to pay the "alternative minimum tax" on our items of tax preference under certain circumstances.

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  Third, if we have: (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

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  Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

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  Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but have maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (a) the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below and (ii) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by (b) a fraction intended to reflect our profitability.

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  Sixth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for the year, (b) 95% of our REIT capital gain net income for the year, and (c) any undistributed taxable income from prior periods.

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  Seventh, if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under existing Treasury Regulations on its tax return for the year in which we acquire an asset from the C corporation.

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  Eighth, we will be subject to a 100% tax on any "redetermined rents," "redetermined deductions" or "excess interest." In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a "taxable REIT subsidiary" of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations. See "Penalty Tax" below.

        Requirements for qualification as a REIT.    The Internal Revenue Code defines a REIT as a corporation, trust or association:

          (1)   that is managed by one or more trustees or directors;

          (2)   that issues transferable shares or transferable certificates to evidence its beneficial ownership;

          (3)   that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code;

          (4)   that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

          (5)   that is beneficially owned by 100 or more persons;

          (6)   not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of each taxable year; and

          (7)   that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

        The Internal Revenue Code provides that all of conditions (1) to (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a "look-through" exception applies with respect to pension funds.

        We believe that we have satisfied conditions (1) through (7), inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These stock ownership and transfer restrictions are described in "Restrictions on Ownership and Transfers of Stock" in this Prospectus. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in the applicable Treasury Regulations that require us to ascertain the actual ownership of our shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See "—Failure to Qualify."

        In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

        Ownership of a partnership interest.    We may from time to time own and operate one or more properties through partnerships and limited liability companies. Treasury Regulations provide that if we are a partner in a partnership, then for purposes of applying the assets and income tests, described below, we will be deemed to own our proportionate share of the assets of the partnership and we will be deemed to be entitled to our proportionate share of the income of the partnership, based on our interest in partnership capital. The character of the assets and gross income of the partnership retains the same character in our hands for these purposes. In addition, the assets and items of income of any partnership in which we own a direct or indirect interest include such partnership's share of assets and items of income of any partnership in which it owns an interest. We have included a brief summary of the rules governing the federal income taxation of partnerships and their partners below in "—Tax Aspects of the Partnerships." The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are treated as partnerships for tax purposes.

        We have direct or indirect control of certain partnerships and limited liability companies and intend to continue to operate them in a manner consistent with the requirements for qualification as a REIT. From time to time we may be a limited partner or non-managing member in certain partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions which could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in that entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in time to dispose of our interest in the applicable entity or take other corrective action on a timely basis. In such a case, we could fail to qualify as a REIT.

        Ownership of Interests in Qualified REIT Subsidiaries.    We currently own and may from time to time own and operate certain properties through wholly-owned subsidiaries that we intend to be treated as "qualified REIT subsidiaries" under the Internal Revenue Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of its outstanding stock and if we do not elect with the subsidiary to treat it as a "taxable REIT subsidiary," described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Internal Revenue Code (including all REIT qualification tests). Thus, in applying the requirements described in this prospectus, our qualified REIT subsidiaries are ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions on ownership of securities of any one issuer that constitute more than 10% of the voting power or value of such issuer's securities or more than 5% of the value of our total assets, as described below under "—Asset Tests."

        Ownership of Interests in Taxable REIT Subsidiaries.    A taxable REIT subsidiary of ours is a corporation other than a REIT in which we directly or indirectly hold stock and that has made a joint election with us to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns, directly or indirectly, securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. A taxable REIT subsidiary may generally engage in any business, including the provision of customary or noncustomary services to tenants of its parent REIT, except that a taxable REIT subsidiary may not directly or indirectly operate or manage a lodging or health care facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or health care facility is operated. A taxable REIT subsidiary is required to pay federal income tax, and state and local income tax where applicable, as a regular C corporation. In addition, a taxable REIT subsidiary of ours may be prevented from deducting interest on debt that we directly or indirectly fund if certain tests regarding the taxable REIT subsidiary's debt-to-equity ratio and interest expense are not satisfied. We may from time to time own interests in taxable REIT subsidiaries. Our ownership of securities of our taxable REIT subsidiaries will not be subject to the 10% asset test described below, and their operations will be subject to the provisions described above concerning taxable REIT subsidiaries. See "—Asset Tests."

        Income Tests.    We must satisfy two gross income requirements annually to maintain our status as a REIT:

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  First, in each taxable year, we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from (a) certain investments relating to real property or mortgages on real property, including "rents from real property" and, in some circumstances, interest, or (b) some types of temporary investments; and

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  Second, in each taxable year, we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the real property investments described above, and (b) dividends, interest and gain from the sale or disposition of stock or securities.

        For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "interest," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

        Rents we receive from a tenant will qualify as "rents from real property" for the purpose of satisfying the gross income requirements for a REIT described above only if the following conditions are met:

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  The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales;

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  We, or an actual or constructive owner of 10% or more of our stock, must not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from a taxable REIT subsidiary of ours, however, will not be excluded from the definition of "rents from real property" if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space;

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  Rent attributable to personal property leased in connection with a lease of real property must not be greater than 15% of the total rent we receive under the lease. If this requirement is not met, then the portion of the rent attributable to personal property will not qualify as "rents from real property;" and

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  We generally must not operate or manage our property or furnish or render services to the tenants of the property, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as "rents from real property." Any amounts we receive from a taxable REIT subsidiary with respect to its provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

        We generally do not intend to receive rent which fails to satisfy any of the above conditions. Notwithstanding the foregoing, we may have taken and may in the future take actions which fail to satisfy one or more of the above conditions to the extent that we determine, based on the advice of our tax counsel, that those actions will not jeopardize our tax status as a REIT.

        We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Internal Revenue Code. Generally, we may avail ourselves of the relief provisions if:

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  our failure to meet these tests was due to reasonable cause and not due to willful neglect;

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  we attach a schedule of the sources of our income to our federal income tax return; and

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  any incorrect information on the schedule was not due to fraud with intent to evade tax.

        It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in "—Taxation of the Company—General," even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite our periodic monitoring of our income.

        Prohibited Transaction Income.    Any gain that we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain would include any gain realized by our qualified REIT subsidiaries and our share of any gain realized by any of the partnerships or limited liability companies in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We have made, and may in the future make, occasional sales of the properties as are consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

        Penalty Tax.    Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where generally:

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  Amounts are received by a REIT for services customarily furnished or rendered by its taxable REIT subsidiary in connection with the rental of real property;

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  Amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

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  The taxable REIT subsidiary renders a significant amount of similar services to unrelated parties, and the charges for such services are substantially comparable;

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  Rents paid to the REIT by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT's tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary, and the charge for the services is separately stated; and

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  The taxable REIT subsidiary's gross income from the service is not less than 150% of the subsidiary's direct cost of furnishing or rendering the service.

        Asset Tests.    At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets:

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  First, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the partnerships and limited liability companies in which we own an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term "real estate assets" generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds;

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  Second, not more than 25% of the value of our total assets may be represented by securities other than those securities included in the 75% asset test;

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  Third, of the securities included in the 25% asset class and except for investments in other REITs, and our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of any one issuer's outstanding securities; and

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  Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        The 10% value limitation and the 20% asset test are effective for taxable years ending after December 31, 2000.

        As of the date of this prospectus, we own 100% of the outstanding stock of Crest Net Lease, Inc. Crest Net Lease has elected, together with us, to be treated as a taxable REIT subsidiary. So long as Crest Net Lease qualifies as taxable REIT subsidiary, we will not be subject to the 5% asset test, 10% voting securities limitation or 10% value limitation with respect to our ownership of its securities. We or Crest Net Lease may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries has not and will not exceed 20% of the value of our gross assets. With respect to each issuer in which we own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any such issuer has complied with the 10% voting securities limitation, the 10% value limitation and the 5% value limitation. No independent appraisals have been obtained to support these conclusions, and there can be no assurance that the Internal Revenue Service will not disagree with our determinations of value.

        The asset tests must be satisfied not only at the end of the quarter during which we (directly or through our partnerships or limited liability companies) acquire securities in the applicable issuer, but also each time we increase our ownership of securities of such issuer, including as a result of increasing our interest in a partnership or limited liability company which owns such securities. For example, our indirect ownership of securities of an issuer may increase as a result of our capital contributions to a partnership or limited liability company. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interests in a partnership or limited liability company), we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. Although we plan to take steps to ensure that we satisfy the asset tests for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT.

        Annual Distribution Requirements.    To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

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  90% (95% for taxable years beginning before January 1, 2001) of our "REIT taxable income"; and

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  90% (95% for taxable years beginning before January 1, 2001) of our after tax net income, if any, from foreclosure property; minus

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  the excess of the sum of specified items of our non-cash income items over 5% of "REIT taxable income" as described below.

        Our "REIT taxable income" is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, and any like-kind exchanges that are later determined to be taxable.

        In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% (95% for taxable years beginning before January 1, 2001) of the after-tax gain, if any, we recognized on the disposition, to the extent that gain does not exceed the excess of (a) the fair market value of the asset on the date we acquired the asset over (b) our adjusted basis in the asset on the date we acquired the asset.

        We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for that year and paid on or before the first regular dividend payment following their declarations. Except as provided below, these distributions are taxable to our stockholders, other than tax-exempt entities in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain, or distribute at least 90% (95% for taxable years beginning before January 1, 2001), but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on the undistributed amount at regular ordinary and capital gain corporate tax rates. We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements.

        We anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy our distribution requirements. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

        Under certain circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which we may include in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

        In addition, we will be required to pay a 4% excise tax to the extent the amount we actually distribute for any calendar year is less than the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain net income for such year and any undistributed taxable income from prior periods. Any REIT ordinary income and capital gain net income on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

        Distributions with declaration and record dates falling in the last three months of the calendar year, which are paid to our stockholders by the end of January immediately following that year, will be treated for federal income tax purposes as having been paid on December 31 of the prior year.

Failure to Qualify

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay tax, including any alternative minimum tax, on our taxable income at regular corporate tax rates. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to our stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, subject to certain limitations under the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Partnerships

        General.    From time to time, we may own, directly or indirectly, interests in various partnerships and limited liability companies. We expect these will be treated as partnerships (or disregarded entities) for federal income tax purposes. In general, entities that are classified as partnerships (or disregarded entities) for federal income tax purposes are "pass-through" entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax thereon, without regard to whether the partners or members receive a distribution of cash from the entity. We include in our income our allocable share of the foregoing items for purposes of computing our REIT taxable income, based on the partnership agreement. For purposes of applying the REIT income and asset tests, we include our pro rata share of the income generated by and the assets held by the partnerships and limited liability companies in which we own an interest, including their shares of the income and assets of any subsidiary partnerships and limited liability companies based on our capital interests. See "—Taxation of the Company."

        Our ownership interests in such partnerships and limited liability companies involves special tax considerations. These special tax considerations include, for example, the possibility that the Internal Revenue Service might challenge the status of one or more of the partnerships or limited liability companies in which we own an interest as partnerships (or disregarded entities), as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership or limited liability company in which we own an interest, or one or more of its subsidiary partnerships or limited liability companies, were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change, and could prevent us from satisfying the REIT asset tests and the REIT income tests (see "—Asset Tests" and "—Income Tests"). This, in turn, would prevent us from qualifying as a REIT. See "—Failure to Qualify" for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of one or more of the partnerships or limited liability companies in which we own an interest might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

        Treasury Regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not otherwise organized as a corporation and which has at least two members may elect to be taxed as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist or did not claim a classification prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. All of the partnerships in which we own an interest intend to claim classification as partnerships under these Treasury Regulations. As a result, we believe that these partnerships will be classified as partnerships for federal income tax purposes. The treatment described above also applies with respect to our ownership of interests in limited liability companies that are treated as partnerships for tax purposes.

        Allocations of Income, Gain, Loss and Deduction. A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the related Treasury Regulations. Generally, Section 704(b) of the Internal Revenue Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners and members. If an allocation is not recognized for federal income tax purposes, the relevant item will be reallocated according to the partners' or members' interests in the partnership or limited liability company, as the case may be. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the partnerships and limited liability companies in which we own an interest are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

        Tax Allocations With Respect to the Properties.    Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Some of the partnerships and/or limited liability companies in which we own an interest were formed by way of contributions of appreciated property. The relevant partnership and/or limited liability company agreements require that allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

Other Tax Consequences

        We may be required to pay tax in various state or local jurisdictions, including those in which we transact business. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws on us.

New Legislation

        The maximum tax rate for non-corporate taxpayers for (i) capital gains, including "capital gain dividends," has generally been reduced from 20% to 15% (for taxable years ending on or after May 6, 2003, although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (ii) "qualified dividend income" has generally been reduced from 38.6% to 15% (for taxable years beginning after December 31, 2002). In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent the REIT's dividends are attributable to dividends received from taxable corporations (such as our taxable REIT subsidiaries), to income that was subject to tax at the corporate/REIT level (for example, if we distribute taxable income that we retained and paid tax on in the prior taxable year) or to dividends properly designated by us as "capital gain dividends." Although these tax rate changes do not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stock of other corporations that pay dividends to be more attractive relative to stock of REITs. The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to "sunset" or revert back to the provisions of prior law effective for taxable years beginning after December 31, 2008, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

PLAN OF DISTRIBUTION

        We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable prospectus supplement.

        Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at prices relating to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and such compensation received from us will be described, in the applicable prospectus supplement.

        Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

        Certain of the underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

        Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than the common stock. Our common stock is currently listed on the NYSE. Unless otherwise specified in the related prospectus supplement, any shares of common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. We may elect to list any series of debt securities or preferred stock on an exchange or Nasdaq, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, there can be no assurance as to the liquidity of, or the trading market for, the securities.

STOCKHOLDER RIGHTS PLAN

        On June 10, 1998, our Board of Directors declared a dividend distribution of one preferred share purchase right, or right, for each outstanding share of our common stock to stockholders of record at the close of business on July 1, 1998. When exercisable, each right entitles the registered holder to purchase from us one one-hundredth (1/100th) of a share of our Class A Junior Participating Preferred Stock, or Class A Preferred Stock, at a price of $104.50 per one one-hundredth of a Class A Preferred share, subject to adjustment. Initially, the rights will be attached to all outstanding shares of our common stock, and no separate rights certificates will be distributed. Our Board of Directors also authorized the issuance of one right with respect to each share of our common stock that we issue between June 10, 1998 and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (all as defined in the Rights Agreement, dated as of June 25, 1998 between us and

The Bank of New York). Each share of our common stock offered hereby will have upon issuance one right attached.

        The rights will become exercisable and will detach from our common stock upon the earlier of (1) the tenth day after the public announcement that any person or group has acquired beneficial ownership of 15% or more of our common stock, or (2) the tenth business day after any person or group commences, or announces an intention to commence, a tender or exchange offer which, if consummated, would result in the beneficial ownership by a person or group of 15% or more of our common stock; the earlier of (1) and (2) is referred to as the Distribution Date. If a person or group acquires beneficial ownership of 15% or more of our outstanding common stock (except pursuant to certain cash tender offers for all outstanding common stock approved by our Board of Directors) or if we are the surviving corporation in a merger and our common stock is not changed or exchanged, each right will entitle the holder, subject to exceptions, to purchase, at the right's then current exercise price, that number of shares of our common stock having a market value equal to twice the exercise price. Similarly, if after the rights become exercisable, we merge or consolidate with, or sell 50% or more of our assets or earning power to, another person, each right will then entitle the holder to purchase, at the right's then current exercise price, that number of shares of the stock of the acquiring company which at the time of such transaction would have a market value equal to twice the exercise price.

        The rights may be redeemed in whole, but not in part, at a price of $0.01 per right by our Board of Directors prior to the time that a person or group has acquired beneficial ownership of 15% or more of our outstanding common stock. The Board of Directors may, under certain circumstances, extend the period during which the rights are redeemable or postpone the Distribution Date. The rights will expire on July 1, 2008, unless earlier redeemed.

        For a more complete summary of the terms of the rights, the Rights Agreement and the Class A Preferred Stock, you should review the information in our Form 8-A filed with the SEC on June 26, 1998, which is incorporated by reference in this prospectus. The summary of selected provisions of the rights, the Rights Agreement and the Class A Preferred Stock appearing above and in the Form 8-A is not complete, and those summaries are qualified in their entirety by reference to the Rights Agreement and the articles supplementary establishing the Class A Preferred Stock. You should review the Rights Agreement and the articles supplementary for the Class A Preferred Stock, copies of which may be obtained as described below under "Where You Can Find More Information."

EXPERTS

        The consolidated financial statements and financial statement Schedule III of Realty Income Corporation and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the securities will be passed upon for us by Venable LLP and Latham & Watkins LLP.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we have filed at the SEC's public reference rooms. You may read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You may inspect information that we file with The New York Stock Exchange at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

        The SEC allows us to "incorporate by reference" the information we file with them, which means:

  •
  Incorporated documents are considered part of this prospectus;

  •
  We can disclose important information to you by referring you to those documents; and

  •
  Information that we file with the SEC will automatically update and supersede this prospectus.

        We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"):

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2003;

  •
  Our Definitive Proxy Statement on Schedule 14A filed on March 10, 2004;

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  The description of our 8 1/4% Monthly Income Senior Notes contained in our Registration Statement on Form 8-A (File No. 001-13374), including any subsequently filed amendments and reports filed for the purpose of updating the description.

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  The description of our Class A Junior Participating Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A (File No. 001-13374) filed on June 26, 1998;

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  The description of our 9 3/8% Class B Cumulative Redeemable Preferred Stock contained in our Registration Statement on Form 8-A (File No. 001-13374), including any subsequently filed amendments and reports filed for the purpose of updating the description; and

  •
  The description of our 9 1/2% Class C Cumulative Redeemable Preferred Stock contained in our Registration Statement on Form 8-A (File No. 001-13374), including any subsequently filed amendments and reports filed for the purpose of updating the description.

        If any statement in this prospectus is inconsistent with a statement in one of the incorporated documents referred to above, then the statement in the incorporated document will be deemed to have been superseded by the statement in this prospectus.

        We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus but before the end of the offering:

  •
  Reports filed under Sections 13(a) and (c) of the Exchange Act; and

  •
  Any reports filed under Section 15(d) of the Exchange Act.

        As described above, we incorporate by reference into the prospectus specified documents that we have filed or may file with the SEC under the Exchange Act. However, no document that we have "furnished" or may in the future "furnish" with the SEC pursuant to the Exchange Act shall be incorporated by reference into the prospectus. You may request a copy of any filings referred to above (excluding exhibits), at no cost, by writing or telephoning us at the following address:

  Realty Income Corporation
  Attention: Investor Relations
  220 West Crest Street
  Escondido, CA 92025-1707
  (760) 741-2111

OTHER INFORMATION

        During 2003, Realty Income and Crest Net Lease, acquired 86 properties operated as National Tire and Battery stores. TBC Corporation is the lessee of these 86 properties, referred to as the TBC properties. We acquired the TBC properties for $135.7 million.

        During 2003, Realty Income and Crest Net Lease acquired 114 properties operated as Pantry convenience stores. The Pantry, Inc. is the lessee of these 114 properties, referred to as the Pantry properties. We acquired the Pantry properties for $94.5 million.

        The TBC properties and the Pantry properties were acquired through sales leaseback transactions whereby each portfolio of properties was leased on a long-term basis immediately after acquisition to a single tenant (the seller lessee) under net leases that transfer all of the properties' nonfinancial operating and holding costs to the seller lessee. These acquisitions in the aggregate comprised a majority of the dollar amount of total acquisitions made by us during 2003.

        Set forth below is certain condensed financial information of TBC Corporation and The Pantry Inc. which is taken from their annual reports on Form 10-K for the years ended December 31, 2002 and September 25, 2003, respectively, as filed with the SEC under the Securities Exchange Act of 1934, as amended, and their quarterly reports on Form 10-Q for the quarters ended September 30, 2003 and December 25, 2003, respectively, as filed with the SEC.

        The information and financial data contained herein concerning TBC Corporation and The Pantry, Inc. was obtained and has been condensed from their public filings under the Exchange Act. Their financial data presented includes only the most recent interim and fiscal year end reporting periods. We can make no representation as to the accuracy and completeness of the public filings of TBC Corporation and The Pantry, Inc. It should be noted that TBC Corporation and The Pantry, Inc. have no duty, contractual of otherwise, to advise us of any events which might have occurred subsequent to the date of such publicly available information which could affect the significance or accuracy of such information.

        TBC Corporation and The Pantry, Inc. are subject to the information filing requirements of the Exchange Act, and, in accordance herewith, are obligated to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information may be inspected at the offices of the SEC at 450 Fifth Street, N.W. Washington D.C., and should also be available at the following Regional Offices of the SEC: Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661.

        The following table summarizes the current assets, noncurrent assets, current liabilities, noncurrent liabilities, net sales or total revenue, gross profits, income from continuing operations and net income for TBC Corporation and The Pantry, Inc. as of or for the nine months ended September 30, 2003, and as of and for the three months ended December 25, 2003, respectively, and the most recent fiscal year end (dollars in thousands).

As of or for the:	TBC Corporation Nine months ended September 30, 2003	The Pantry, Inc. Three months ended December 25, 2003
Current assets	$407,153	$194,210
Noncurrent assets	231,481	797,760
Current liabilities	217,631	179,397
Noncurrent liabilities	167,961	678,384
Net sales or total revenue	947,789	751,336
Gross profits	299,259	140,363
Income from continuing operations	23,860	4,937
Net income	23,860	4,937
As of or for the fiscal year ended:	TBC Corporation December 31, 2002	The Pantry, Inc. September 25, 2003
Current assets	$317,773	$200,153
Noncurrent assets	156,098	714,012
Current liabilities	151,157	182,699
Noncurrent liabilities	99,594	602,801
Net sales or total revenue	1,109,663	2,776,361
Gross profits	301,843	510,804
Income from continuing operations	27,382	11,504
Net income	27,382	11,504

4,000,000 Shares

7.375% Monthly Income Class D Cumulative Redeemable Preferred Stock
(Liquidation Preference $25 Per Share)

P R O S P E C T U S  S U P P L E M E N T

May 6, 2004

Citigroup
Merrill Lynch & Co.
Wachovia Securities
Credit Suisse First Boston
A.G. Edwards
Raymond James
RBC Capital Markets
BB&T Capital Markets
Crowell, Weedon & Co.
Ferris, Baker Watts
     Incorporated
Piper Jaffray

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PROSPECTUS SUPPLEMENT SUMMARY
Recent Developments
RISK FACTORS
SELECTED FINANCIAL INFORMATION
RATIOS OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
CAPITALIZATION
PROPERTIES
DESCRIPTION OF CLASS D PREFERRED STOCK
SUPPLEMENTAL FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
INCORPORATION BY REFERENCE

ABOUT THIS PROSPECTUS
THE COMPANY
FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF COMMON STOCK
GENERAL DESCRIPTION OF PREFERRED STOCK
RESTRICTIONS ON OWNERSHIP AND TRANSFERS OF STOCK
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS RELATED TO OUR REIT ELECTION
PLAN OF DISTRIBUTION
STOCKHOLDER RIGHTS PLAN
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF INFORMATION WE FILE WITH THE SEC
OTHER INFORMATION